Exhibit 10.2

OFFICE BUILDING LEASE

1501 FIRST AVENUE SOUTH LIMITED PARTNERSHIP/REALNETWORKS, INC.

TABLE OF CONTENTS

1.	LEASE OF PREMISES....................................................................................1

2.	DEFINITIONS..................................................................................................1

3.	EXHIBITS AND ADDENDUMS.....................................................................3

4.	DELIVERY OF POSSESSION.........................................................................4

5.	RENT.................................................................................................................5

6.	INTEREST AND LATE CHARGES................................................................9

7.	LETTER OF CREDIT.....................................................................................10

8.	TENANT’S USE OF THE PREMISES..........................................................10

9.	SERVICES AND UTILITIES.........................................................................11

10.	CONDITION OF THE PREMISES................................................................12

11.	CONSTRUCTION, REPAIRS AND MAINTENANCE................................13

12.	ALTERATIONS AND ADDITIONS..............................................................14

13.	TENANT IMPROVEMENTS; TENANT’S PROPERTY..............................15

14.	RULES AND REGULATIONS......................................................................15

15.	CERTAIN RIGHTS RESERVED BY LANDLORD......................................16

16.	ASSIGNMENT AND SUBLETTING............................................................16

17.	HOLDING OVER...........................................................................................18

18.	SURRENDER OF PREMISES.......................................................................18

19.	DESTRUCTION OR DAMAGE....................................................................19

20.	EMINENT DOMAIN......................................................................................19

21.	INDEMNIFICATION......................................................................................20

22.	INSURANCE..................................................................................................21

23.	WAIVER OF SUBROGATION......................................................................23

24.	SUBORDINATION AND ATTORNMENT....................................................23

25.	TENANT ESTOPPEL CERTIFICATES.........................................................23

26.	TRANSFER OF LANDLORD’S INTEREST................................................24

27.	DEFAULT........................................................................................................24

28.	BROKERAGE FEES......................................................................................27

29.	NOTICES........................................................................................................27

30.	GOVERNMENT ENERGY OR UTILITY CONTROLS...............................27

31.	QUIET ENJOYMENT.....................................................................................27

32.	OBSERVANCE OF LAW................................................................................28

33.	FORCE MAJEURE.........................................................................................28

34.	CURING TENANT’S DEFAULTS.................................................................28

35.	SIGNAGE........................................................................................................29

36.	HAZARDOUS WASTE..................................................................................29

37.	EMPLOYER INFORMATION FORM -- IMMIGRANT INVESTOR PROGRAM.....................................................................................................31

38.	OPTION TO TERMINATE.............................................................................31

39.	OPTION TO RENEW.....................................................................................31

40.	EXCLUSIVE OPTION TO LEASE ENTIRE THIRD FLOOR.....................32

41.	RIGHT OF FIRST REFUSAL FOR THIRD FLOOR....................................33

42.	PARKING AND KING STREET SHUTTLE.................................................34

43.	MISCELLANEOUS........................................................................................34

OFFICE BUILDING LEASE

This Office Building Lease by and between 1501 First Avenue South Limited Partnership, a Washington limited partnership (“Landlord”) and Realnetworks, Inc., a Washington corporation (“Tenant”) is dated this 29th day of April, 2013 (the “Effective Date”).
1. LEASE OF PREMISES
In consideration of the Rent, and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises which is located on a portion of the real property legally described on Exhibit A attached hereto and incorporated herein (the “Property”). The Premises are located within the Building and is part of the Project. Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants and invitees to use the Common Areas. Pursuant to a separate agreement between Tenant and Landlord’s affiliate, Tenant and its employees shall have the right to use certain exercise facilities within the building located at 1531 Utah Street, Seattle, Washington (the “Exercise Facilities”) so long as this Lease is in effect.
2.    DEFINITIONS
As used in this Lease, the following terms shall have the following meanings:
2.1    Base Rent: See Section 2.8
2.2    Brokers: The Landlord is represented by CBRE, Inc. and the Tenant is represented Kidder Mathews.
2.3    Building: The improvements on the Property known as Phase I (defined in Section 2.11) with a street address of 1501 First Avenue, Seattle, Washington.
2.4    Commencement Date: Three (3) days after Landlord notifies Tenant of the Substantial Completion (as defined in Exhibit E hereof) of the Landlord Improvements, which Landlord and Tenant estimate will occur ninety (90) days following the execution of this Lease and Architect’s delivery of the Final Plans (as such terms are defined in Exhibit E attached hereto and incorporated herein), the end of which period is estimated to be August 15, 2013 (the “Estimated Commencement Date”). Landlord and Tenant shall confirm the actual date for the Estimated Commencement Date in writing upon Architect’s delivery of the Final Plans.
2.5    Common Areas: The plaza, Building lobby, common corridors and hallways, restrooms, parking areas, stairways, elevators, showers and locker areas, and other areas of the Project that are generally available for use by other tenants or the general public (the “Common Areas”). For the avoidance of doubt, the Common Areas shall not include the Exercise Facilities or any portion of the common area of the building located at 1531 Utah Street, Seattle, Washington. Landlord shall have the right to regulate or restrict the use of the Common Areas.
2.6    Expiration Date: Eleven years after the Commencement Date, estimated to be August 14, 2024.
2.7    Landlord’s Mailing Address:

1501 First Avenue South Limited Partnership
270 South Hanford Street, Suite 100
Seattle, Washington 98134
Attention: Don Ayres

Tenant’s Mailing Address:

Prior to the Commencement Date:
Realnetworks, Inc.
2601 Elliott Avenue
Seattle, WA 98121
Attention: David Stout and Michael Parham

After the Commencement Date:
Realnetworks, Inc.
1501 First Avenue, Suite 600
Attention: General Counsel

2.8    Installments of Base Rent: The monthly base rent rate shall be as follows (“Base Rent”):

MONTHLY BASE RENT SCHEDULE
Period after the Commencement Date	$ Rate/RSF/year	Base Rent per month
Months 1 – 4	$0	$0.00
Months 5 –12	$26.00	$185,631.33
Months 13 – 24	$27.00	$192,771.00
Months 25 – 36	$28.00	$199,910.67
Month 37	$0	$0.00
Months 38 – 48	$29.00	$207,050.33
Months 49 – 51	$0	$0.00
Months 52 – 60	$30.00	$214,190.00
Months 61 – 63	$0	$0.00
Months 64 – 72	$31.00	$221,329.67
Months 73	$0	$0.00
Months 74 – 84	$32.00	$228,469.33
Month 85	$0	$0.00
Months 86 – 96	$33.00	$235,609.00
Month 97	$0	$0.00
Months 98 – 108	$34.00	$242,748.67
Month 109	$0	$0.00
Months 110 – 120	$35.00	$249,888.33
Month 121	$0	$0.00
Months 122 – 132	$36.00	$257,028.00

The Base Rent is due the first day of each calendar month during the Term. Provided, however, Tenant shall pay Landlord the fifth month’s Base Rent when Tenant executes the Lease.
2.9    Parking and Shuttle Service: See Article 42.
2.10    Premises: That portion of the Building consisting of 85,676 Rentable Square Feet as shown on Exhibit B (the “Premises”), located on floors four, five and six of the Building, and, upon execution of this Lease to be commonly known as “Suite 600.” For the three month period following Substantial Completion, Tenant shall have the right to review and comment on Landlord’s measurement of the Premises and, in the event of a good faith dispute regarding the Rentable Square Feet for the Premises, Landlord and Tenant agree to meet in good faith to resolve such issue. The entire Building consists of 157,816 Rentable Square Feet. Tenant’s pro rata share (“Tenant’s Pro Rata Share”) shall be a percentage, the numerator of which is the total Rentable Square Feet for the Premises and the denominator of which is the total Rentable Square Feet in the Project, subject to adjustment as set forth in Section 15.2.
2.11    Project: The project is a phased retail and office complex comprised of the Building, a common area plaza and parking (“Phase I”), along with a second office building currently under construction (“Phase II”). The term “Project” refers to Phase I until Landlord elects, as provided in Section 15.2, to include Phase II. Thereafter, the term “Project” shall refer to Phase I and Phase II.
2.12    Rentable Square Feet: The term “Rentable Square Feet” means and shall be calculated in accordance with BOMA 1996 standards (ANSI Z65.1-1996) and accompanying guidelines.
2.13    Letter of Credit: See Article VII.
2.14    State: The State of Washington.
2.15    Tenant’s Use Clause: See Article 8.
2.16    Term: The period commencing on the Commencement Date and expiring at midnight on the Expiration Date.
3.    EXHIBITS AND ADDENDUMS
The exhibits and addenda listed below are incorporated by reference in this Lease.
3.1    Exhibit A    Legal Description of the Property
3.2    Exhibit B    Floor Plan showing the Premises
3.2.1    Exhibit B-1    Work Letter describing Landlord Improvements
3.3    Exhibit C    Letter of Credit
3.3    Exhibit D    Rules and Regulations
3.4    Exhibit E    Landlord Improvements
3.5    Exhibit F    Employer Affidavit

3.6    Exhibit G    Janitorial Service
3.7    Exhibit H    Exterior Signage
4.    DELIVERY OF POSSESSION
4.1    Tenant shall be entitled to enter the Premises at any time after the Effective Date (the “Early Delivery Date”) for supervision and coordination of the construction of the Landlord Improvements, planning, measurement, construction of improvements, cabling, and installation of furniture, fixtures, inventory and equipment (“Tenant’s Early Occupancy”); provided that Tenant does not thereby unreasonably interfere with the completion of Landlord’s construction of the Landlord Improvements as a result of such occupancy. All provisions of this Lease shall be applicable during Tenant’s Early Occupancy except for Tenant’s maintenance obligation, the payment of Base Rent, payment for utilities, and the payment of Additional Rent for Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses.
4.2    Landlord shall deliver the Premises to Tenant on a “turn-key” basis condition and Landlord shall complete the construction and installation of certain improvements to the Premises (collectively the “Landlord Improvements”) in accordance with the Schematic Drawings  and Specification Letter provided by  SkB Architects,  dated April 10, 2013 and attached hereto as Exhibit B (the “Work Letter”), and depicted on Exhibit B-1 (the “Floor Plan”). The aforesaid turn-key condition shall include but not be limited to the following:  all partitioning, air conditioned, ceiling in place where indicated, lighting in place, sink and counters in place, all doors and jambs, all locks and hardware, all electrical wiring and outlets, all phone outlets, plumbing, structural work, painting/wall covering, flooring and carpet where shown.
4.3    The Estimated Commencement Date set forth in Section 2.4 of this Lease represents an estimate of the actual Commencement Date. The Commencement Date shall be the date that is three (3) days after Landlord delivers written notice to Tenant of the Substantial Completion (defined in Exhibit E) of the Landlord Improvements. If the Commencement Date is later than the Estimated Commencement Date specified in Section 2.4 above, this Lease shall not be void or voidable but Tenant shall receive a credit for Base Rent as set forth in Section 4.4 below. Landlord and Tenant shall confirm the Commencement Date in writing after the actual Commencement Date has been established. Upon mutual execution of this Lease, Landlord shall commence construction of the Landlord Improvements and exercise commercially reasonable efforts to diligently prosecute the same to completion.
4.4    If the Commencement Date has not occurred by the Estimated Commencement Date for any reason other than Tenant Delays or Changes (each as defined in Exhibit E) or a Force Majeure Delay (defined below), then Tenant shall be entitled to two (2) days of free Base Rent for every one (1) day after the Estimated Commencement Date until the Commencement Date has occurred, which free Base Rent shall be applied against the most immediate calendar months of the Term for which Base Rent is actually payable (i.e. months that do not have $0.00 Base Rent). For purposes of this Lease, the term "Force Majeure Delays" means any actual delay in the completion of construction of the Landlord Improvements to the extent resulting from any of the following (i) any act of God, fire or other casualty, or (ii) the failure of a governmental entity to issue any applicable permit or approval for the construction of the Landlord Improvements on or before June 1, 2013, provided Landlord submits application for such permits and approvals on or before May 15, 2013 and uses commercially reasonable efforts to timely obtain such permits and approvals.

4.5    Landlord will make a good faith effort to complete that portion of the Landlord Improvements known as the MDF and IDF spaces not less than three (3) weeks prior to the Estimated Commencement Date for the purpose of equipment installations by Tenant. Upon completion, the MDF and IDF spaces shall be fully enclosed, lockable, dust free and include all finishes, permanent power, lighting, and provided temporary or permanent cooling.
5.    RENT
5.1    Definition and Payment of Rent. Tenant shall pay Landlord without notice the Base Rent, Tenant’s Pro Rata Share of Additional Rent, and any other amounts due under this Lease (collectively, the “Rent”) from and after the Commencement Date, without deduction or offset in lawful money of the United States of America in advance on or before the first day of each month (or at other dates specified in this Lease) during the Term at Landlord’s Notice Address set forth Section 2.7, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent for any partial month at the beginning or end of the Term shall be prorated.
5.2    Additional Rent.
(a)    Real Property Taxes. Tenant shall pay Landlord, as Additional Rent in the manner described below, an amount equal to Tenant’s Pro Rata Share of Real Property Taxes payable by Landlord for the Project in any full or partial calendar year. “Real Property Taxes” shall mean real and personal property taxes, assessments, including omit tax, and other governmental impositions and charges of every kind and nature, now or hereafter imposed, including surcharges with respect thereto and interest thereon, if Landlord, at its sole option, elects to amortize assessments over a period exceeding one year, which may during the Term of this Lease be levied, assessed, imposed, or otherwise become due and payable with respect to the Project, including the tenant improvements, and all improvements, fixtures, and equipment within the Project, the use, occupancy or possession thereof; any taxes levied or assessed upon or measured by the Premises or the Project, or any amounts received by Landlord in connection therewith or hereunder, but not including any federal or state net income, estate, or inheritance tax imposed upon the Landlord, all determined with respect to the period for which such taxes are (or would have been if timely levied) due and payable; and any taxes levied or assessed in lieu of, or as a substitute for, the foregoing in whole or part.
(b)    Operating Expenses. Tenant shall pay Landlord as Additional Rent in the manner described below an amount equal to Tenant’s Pro Rata Share of the Project’s Operating Expenses payable by Landlord in any full or partial calendar year. “Operating Expenses” shall mean all expenses paid or incurred by Landlord for maintaining, operating and repairing the Project and the personal property used in conjunction therewith, including, without limitation, the costs of utility and other services not paid separately by Tenant or any other tenant of the Project, services of independent contractors, compensation, including employment taxes and fringe benefits, of all persons who perform duties exclusively in connection with the operation, maintenance and repair of the Project, its equipment and the Property upon which it is situated, insurance premiums, licenses, permits and inspection fees, commercially reasonable management fees not to exceed five percent (5%) of aggregate base rent payable by tenants within the Project, commercially reasonable legal and accounting expenses (excluding any such expenses incurred solely in connection with the occupancy of the Project by another tenant), amortization of capital improvements that Landlord reasonably anticipates will improve the operating efficiency of the Project, but the amortized expense shall not exceed reasonably expected savings in operating costs resulting from such capital improvements, and any other expense or charge, which in accordance with generally accepted accounting and management practices would be considered an expense of maintaining, operating or repairing the Project, but excluding (i) costs of any special services rendered to individual tenants, including Tenant, for which a special charge is made, and (ii) the amortization of any capital improvements except as specifically provided above. For the avoidance of doubt, Operating Costs shall not include the costs or expenses related to the repair or restoration of the Premises, Building or Project as a result of a Casualty. To the extent services are provided to retail tenants of the Project that are not provided to office tenants of the Project or at service levels greater than similar services are provided to office tenants (i.e. trash removal), costs and expenses for such services, or the excess of such costs and services, shall be excluded from Operating Costs. Landlord acknowledges and agrees that the Project’s Operating Costs shall be limited to Operating Costs of the Building until such time that a certificate of occupancy has been issued for Phase II and not less than thirty percent (30%) of the Rentable Square Feet of office space within Phase II has been leased and occupied by tenant of Phase II.
(c)    Common Area Maintenance Expenses. Tenant shall pay Landlord as Additional Rent in the manner described below an amount equal to Tenant’s Pro Rata Share of the Common Area Maintenance Expenses for the Project incurred or payable by Landlord for the Project in any partial or full calendar year. The terms “Common Area Maintenance Expenses” shall mean all expenses paid or incurred by Landlord for maintaining, operating and repairing the Common Areas, including, without limitation, the plaza, streets, parking areas, landscaping, including costs of obtaining services and products for maintaining, operating and repairing such Project common areas and the personal property used in conjunction therewith, services of independent contractors compensation, including employment taxes and fringe benefits, of all persons who perform duties exclusively in connection with the maintenance of Common Areas, seasonal decorations, activities and events. Landlord acknowledges that Tenant’s acceptance of the Lease is based on the condition and location of the Common Areas of the Project and Premises as of the Commencement Date herein. Landlord shall, at all times act in good faith and with due diligence to minimize interruption, reduction or discontinuation as to not unreasonably interfere with the ordinary conduct of Tenant’s business operations in the Premises. Landlord shall provide Tenant not less than 48 hours prior written notice specifying any alterations to be made and approximate time of completion. For the avoidance of doubt, Common Area Maintenance Expenses shall not include the costs or expenses related to the repair or restoration of the Common Areas as a result of a Casualty. Landlord acknowledges and agrees that the Project’s Common Area Maintenance Expenses shall be limited to Common Area Maintenance Expenses of the Building until such time that a certificate of occupancy has been issued for Phase II and not less than thirty percent (30%) of the Rentable Square Feet of office space within Phase II has been leased and occupied by tenant of Phase II.
(d)    Manner of Payment. Tenant’s Pro Rata Share of Real Property Taxes, Operating Expenses, and Common Area Maintenance Expenses, sometimes collectively referred to herein as “Additional Rent”:
(1)    Landlord may reasonably estimate in advance the amounts Tenant shall owe for Additional Rent for any full or partial calendar year of the Term. Tenant shall pay such estimated amounts of Additional Rent, on a monthly basis, on or before the first day of each such calendar month. Such estimate may be reasonably adjusted from time to time by Landlord.

Landlord estimates the Additional Rent for calendar year 2013 is approximately $8.52 per Rentable Square Foot of the Premises.
(2)    Within ninety (90) days after the end of each calendar year, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Additional Rent for such calendar year, with a listing of amounts for major categories of Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses, (b) any amount paid by Tenant toward such Additional Rent during such calendar year on an estimated basis and (c) a revised estimate of Tenant’s obligations for Additional Rent for the current calendar year.
(3)    If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Additional Rent for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord sends the Statement.
(4)    If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Additional Rent, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord sends the Statement.
(5)    So long as Tenant’s obligations hereunder are not materially adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one (1) Statement covering Real Property Taxes, Operating Expenses, and Common Area Maintenance Expenses, Landlord may provide separate statements, at the same or different times so long as all statements are delivered within ninety (90) days after the end of the subject calendar year. No delay by Landlord in providing the Statement, or separate statements, shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Real Property Taxes, Operating Expenses, or Common Area Maintenance Expenses.
(e)    Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Additional Rent for such first or final calendar year shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual, as the case may be, Additional Rent, for such calendar years by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365. Other amounts payable or to be expended pursuant to this Lease on an annual or quarterly basis shall be similarly prorated.
(f)    Landlord’s Records. The determination of Additional Rent shall be made by Landlord subject to Tenant’s rights hereunder to review and audit the same. Landlord or its agents shall keep records in reasonable detail showing all expenditures made or items enumerated above, which records shall be available for inspection by Tenant at Landlord’s offices in Seattle, Washington.
(g)    Right to Review Books and Records.

(1)    So long as Tenant is not then in default under this Lease, Tenant shall have the right (no more frequently than once per calendar year) to review Landlord's books and records pertaining to Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses for the preceding calendar year by giving Landlord written notice (an "Audit Notice") not more than six (6) months after receiving the Statement, and conducting such review not more than ninety (90) days after delivering the Audit Notice to Landlord (the "Audit Period"). As part of its right to review and audit Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses, Tenant shall have the right to review the measurement of Rentable Square Feet of the Project if there has been any increase or reduction of the aggregate Rentable Square Feet of the Project during the subject calendar year. If in Tenant's good faith opinion such review discloses an error in Landlord's books and records with regard to the matters included in Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses, or Landlord's calculation of Tenant's Pro Rata Share of Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses, Tenant may cause an audit of Landlord's books and records to be conducted by a third party accountant designated by Tenant and reasonably acceptable to Landlord, who does not represent and is not employed by either Landlord or Tenant on any other matters, is not a tenant of the Building, and is not conducting such audit on behalf of Tenant on a contingent fee basis.
(2)    If an audit discloses errors or discrepancies in the amount of the Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses charged to Tenant by Landlord, Tenant shall provide Landlord with a written report specifying with reasonable detail the alleged errors and discrepancies. Upon the completion of any audit of Landlord's books and records pursuant to this Section, Tenant will provide (or cause its auditor to provide) Landlord with a true and correct copy of the audit report and all supporting information used by the auditor in compiling its report. If any such audit discloses Tenant overpaid its Pro Rata Share of Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses for the subject year, the amount of the overpayment shall be credited against the Base Rent and Additional Rent next coming due under this Lease, or if the results of the audit are not disclosed until the Lease Term has expired, Landlord shall pay Tenant the amount of the overpayment within thirty (30) days after the results of the audit have been disclosed to both parties. If any such audit discloses Tenant underpaid its Pro Rata Share of Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses during the subject year, Tenant shall pay Landlord the amount of the underpayment within thirty (30) days after the results of the audit have been disclosed to both parties. Tenant shall pay all costs and expenses of the audit; however, if the audit shows Landlord overstated any of the Operating Expenses, Common Area Maintenance and Property Taxes for the subject Year by more than three percent (3%), Landlord shall reimburse Tenant for the actual costs and expenses of the audit incurred by Tenant. The results of the audit and any information obtained by Tenant from the audit or Tenant's review of Landlord's books and records shall be kept confidential and shall not be disclosed to any person or entity (including without limitation any other tenant of the Building), unless Tenant is required by law or court order to disclose such information. Landlord, at its option, may require that Tenant's auditor execute a reasonable confidentiality agreement incorporating the terms and conditions of this Section.
(3)    Any review or audit of Landlord's books and records pertaining to Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses shall occur at the office of Landlord's property manager in the Seattle, Washington area, and shall occur during the normal business hours of Landlord's property manager, unless otherwise agreed in writing by Landlord. Landlord shall make Landlord's books and records pertaining to Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses readily available for such examination. A failure by Tenant to (i) timely provide the Audit Notice to Landlord, or (ii) cause the review or audit of Landlord's books and records for a calendar year to be conducted prior to the expiration of the applicable Audit Period shall be deemed a waiver of Tenant's right to contest Real Property Taxes, Operating Expenses and Common Area Maintenance Expenses for that calendar year and Tenant shall have no further right to review or audit Landlord's books and records with respect to such calendar year.
6.    INTEREST AND LATE CHARGES
If Tenant fails to pay when due Rent or other amounts or charges which Tenant is obligated to pay under the terms of this Lease, the unpaid amounts shall bear interest at the maximum rate then allowed by law. Tenant acknowledges that the late payment of any Rent will cause Landlord to lose the use of that money and incur costs and expenses not contemplated under this Lease, including without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such installment is not received by Landlord within ten (10) days from the date it is due, Tenant shall pay Landlord a late charge equal to ten percent (10%) of such installment; provided, however, the late charge for the first late payment of Rent shall be equal to five percent (5%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the loss suffered from such nonpayment by Tenant. Acceptance of any interest or late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising any other rights or remedies available to Landlord under this Lease.
7.    LETTER OF CREDIT
Upon execution of the Lease, Tenant will provide Landlord with a sight draft irrevocable letter of credit issued by a bank acceptable to Landlord in its sole discretion, in the amount of Three Million Dollars ($3,000,000) in the form attached hereto and incorporated herein as Exhibit C as security for the full and faithful performance of Tenant’s obligations under this Lease (the “LC”). Landlord acknowledges and agrees that Bank of America N.A. is an acceptable issuer of the LC and the form of LC attached hereto as Exhibit C is acceptable to Landlord. So long as Tenant is not then in default under the Lease as of the subject anniversary of the Commencement Date, commencing as of the second anniversary of the Commencement Date, the amount of the LC shall be reduced by $300,000 as of each anniversary of the Commencement Date, provided, the amount of the LC shall not be less than One Million Two Hundred Thousand Dollars ($1,200,000). The LC shall be (i) unconditional and irrevocable, (ii) permit partial draws by Landlord at any time upon notice by Landlord that Tenant is in default under this Lease beyond the applicable cure period, and (iii) have a term of one (1) year with automatic annual renewals throughout the Lease Term. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, the repair of damage to the Premises caused by Tenant and/or cleaning the Premises upon termination of this Lease, and the such default has not been cured within any applicable cure period, Landlord may draw on the LC for the payment of any Rent or any other sum due and payable to Landlord under the Lease as a result of such default. Upon any draw upon the LC by Landlord, Tenant shall, upon demand by Landlord, restore the LC to its amount prior to such draw. If Tenant shall fails to restore the LC as aforesaid following a draw, or fails to replace the LC with an approved LC not less than thirty (30) days prior to the expiration date of the subject LC, then Landlord shall have the right to draw against the full amount of the LC and thereafter hold the same as security for Tenant’s obligations under this Lease for the entire Lease Term. Landlord shall return the LC to Tenant or the remaining proceeds of the LC, on or before the date that is ten (10) business days after the expiration of this Lease or any earlier termination of this Lease and no uncured default of Tenant’s obligations hereunder are outstanding at such time.
8.    TENANT’S USE OF THE PREMISES
8.1    Permitted Use. Tenant shall use the Premises solely for general office use and any other use consistent with software development, audio and video production, and media distribution.
8.2    Tenant shall not use or occupy the Premises in violation of law or the certificate of occupancy issued for the Building or Project, and shall, upon notice from Landlord, immediately discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of law or of occupancy; provided, however, Landlord represents and warrants to Tenant that the Permitted Uses is permitted by applicable law as of the Effective Date without the requirement of any special use permit, variance or similar governmental approval. Tenant, at Tenant’s own cost and expense, shall comply with all laws, ordinances, regulations, rules and/or any directions of any governmental agencies or authorities having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or its use or occupation. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such laws, ordinances, regulations, rules and/or directions in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or other insurance policy covering the Building or Project and/or Property located therein, and shall comply with all rules, orders, regulations, requirements and recommendations of the Insurance Services Office or any other organization performing a similar function; provided, however the foregoing shall not apply to the extent Tenant’s use of the Premises is consistent with the Permitted Use. Tenant shall promptly upon demand reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article; provided, however the foregoing shall not apply to the extent Tenant’s use of the Premises is consistent with the Permitted Use. Tenant shall not do or permit anything to be done in or about the Premises or the Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or Project or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or the Project. Tenant shall not commit or suffer to be committed any waste in or upon the Premises or the Project.
9.    SERVICES AND UTILITIES
9.1    Landlord agrees to furnish to the Premises during generally recognized business days from 7:00 a.m. to 6:00 p.m. Monday through Friday, excluding legal holidays, and from 7:00 a.m. to 12:00 p.m. on Saturday, and during hours determined by Landlord in its sole discretion, and subject to the Rules and Regulations of the Building or Project, electricity for desk top office equipment, personal computers, office copying equipment, and heating, ventilation and air conditioning (“HVAC”) as required in Landlord’s judgment for the comfortable use and occupancy of the Premises. If Tenant desires HVAC at any other time, Landlord shall use reasonable efforts to furnish such service upon reasonable notice from Tenant of not less than forty-eight (48) hours in advance of the requested usage. Tenant shall pay Landlord’s charges (current charge $50 per hour per floor) therefore on demand. Tenant shall have access to the Building twenty-four (24) hours a day three hundred and sixty-five (365) days a year during the Term via secured key cards. Landlord shall also maintain and keep lighted the common stairs, common entries and restrooms in the Building. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services where such failure or delay is caused by accident or any condition or event beyond the reasonable control of Landlord, or by the making of necessary repairs or improvements to the Premises, Building or Project, or (iii) the limitation, curtailment or rationing of, or restrictions on, use of water, electricity, gas or any other form of energy serving the Premises, Building or Project. Landlord shall not be liable under any circumstances for a loss of or injury to property or business, however occurring, through or in connection with or incidental to failure to furnish any such services. If Tenant uses heat generating machines or equipment in the Premises which affect the temperature otherwise maintained by HVAC system, Landlord reserves the right to install supplementary air conditioning units in the Premises and the cost thereof, including the cost of installation, operation and maintenance thereof shall be paid by Tenant to Landlord upon demand by Landlord. Notwithstanding the foregoing, Tenant shall have the right to enter into separate contracts for the maintenance and repair of supplemental HVAC equipment and systems that service the MDF and IDF spaces with the Landlord’s then current HVAC maintenance company, which as of the Effective Date, is MacDonald Miller. Tenant shall not connect any apparatus with electric current except through existing electrical outlets in the Premises. Tenant shall not consume water in excess of that usually furnished or supplied for the use of premises as general office space (as determined by Landlord), without first procuring the written consent of Landlord, which consent shall be in Landlord’s sole discretion. Landlord will install an electrical current submeter in the Premises to measure the amount of electric current consumed by Tenant. The cost of any such electrical meter maintenance and repair shall be paid for by the Tenant and Tenant agrees to pay to Landlord promptly upon demand for all such actual electric current consumed as shown by said submeters, at the rates charged for such services by the local public utility.
9.2    Landlord shall furnish elevator service, lighting replacement for Building standard lights, restroom supplies, window washing, security and janitor services in a manner that such services are customarily furnished to comparable office buildings in the area. The janitorial services to be provided by Landlord are further described in Exhibit G attached hereto and incorporated herein by reference.
10.    CONDITION OF THE PREMISES
Tenant shall accept the Premises in its then “AS IS” condition on the Commencement Date, provided that Landlord, at its sole expense, shall cause the Premises, including without limitation all Building systems and equipment (including but not limited to electrical, mechanical, fire protection, heating, air conditioning, ventilation, water, sewer, lights and light ballasts) and elevators servicing the Premises and the Building to be in good order and good operating condition, in compliance with all applicable Legal Requirements (including, without limitation, the Americans with Disabilities Act), and completion of all Landlord Improvements, including any punchlist or corrective work following Substantial Completion. No promise of Landlord to alter, remodel, repair or improve the Premises, the Building or the Project and no representation implied, respecting any matter or thing relating to the Premises, Building, Project or this Lease (including, without limitation, the condition of the Premises, the Building or the Project) have been made to Tenant by Landlord or its Broker, other than as may be contained herein (including any exhibits, schedules or addenda to this Lease) or in a separate writing signed by Landlord. Notwithstanding any conflicting provision of this Lease,

Landlord represents and warrants to Tenant that as of the Commencement Date (a) the Common Areas will comply with the Americans with Disabilities Act and any similar local laws throughout the Term, and (b) the Permitted Use is allowed under all land use, zoning or similar laws and governmental regulations without any special use permit, variance or similar governmental approval.
11.    CONSTRUCTION, REPAIRS AND MAINTENANCE
11.1    Landlord’s Obligations.
(a)    Landlord shall maintain in good order, condition, and repair all components of the Building and all other portions of the Project except for portions of the Premises that are the responsibility of Tenant pursuant to this Lease.
(b)    Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant nor shall Tenant’s obligations under this Lease be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease or by any other tenant’s lease or required by law to make in or to any portion of the Project, Building or the Premises.
11.2    Tenant’s Obligations.
(a)    Tenant at Tenant’s sole expense shall, except for services furnished by Landlord pursuant to Article 9 hereof, maintain the interior spaces of the Premises in good order, condition and repair, including the interior surfaces of the ceilings, walls and floors, all doors, all interior windows, all plumbing, pipes and fixtures, electrical wiring, switches and fixtures, and special items and equipment installed by or at the expense of Tenant to the extent the same are located within the interior of the Premises.
(b)    Tenant shall be responsible for all repairs to the Premises, Building and Project and the facilities and systems thereof that are damaged as a result of (ii) the installation, removal, use or operation of Tenant’s Property (as defined in Article 13) in the Premises, (ii) the moving of Tenant’s Property into or out of the Building, or (iii) the negligence or willful misconduct of Tenant, its agents, contractors or employees.
(c)    If Tenant fails to maintain the Premises in good order, conditions and repair as required herein, Landlord shall give Tenant notice to do such acts as are reasonably required to so maintain the Premises. If Tenant fails to commence such work within five (5) business day after receipt of written notice from Landlord and diligently prosecute such work to completion, then Landlord shall have the right to do such acts and expend such funds at the expense of Tenant as are reasonably required to perform such work. Any amount so expended by Landlord shall be paid by Tenant promptly after demand with interest at the prime commercial rate then being charged by Bank of America plus 2 percent (2%) per annum, from the date of such work, but not to exceed the maximum rate then allowed by law.
(d)    Tenant shall do all acts required to comply with all applicable laws, ordinances, and rules of any public authority relating to Tenant’s maintenance obligations as set forth herein.

(e)    Waiver by Tenant. Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Tenant the right to make repairs at Landlord’s expense.
(f)    Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry, as determined by Landlord or Landlord’s structural engineer. The cost of any such determination made by Landlord’s structural engineer shall be paid for by Tenant upon demand. Tenant shall not install business machines or mechanical equipment which causes noise or vibration to such a degree as to be objectionable to Landlord or other tenants of the Building.
(g)    Tenant shall use reasonable efforts to notify Landlord of any damage to or defective condition in any part or appurtenance of the Building’s mechanical, electrical, plumbing, HVAC or other systems serving, located in, or passing through the Premises that is known to Tenant.
(h)    Upon the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord clean and in the same condition as on the date Tenant took possession, except for reasonable wear and tear, and for alterations and improvements Landlord has required that Tenant remove pursuant to Section 12 and Section 18.1. Any damage to the Premises, including any structural damage, resulting from Tenant’s use or from the removal of Tenant’s fixtures, furnishings and equipment shall be repaired by Tenant at Tenant’s expense.
12.    ALTERATIONS AND ADDITIONS
12.1    Tenant shall not make any additions, alterations or improvements to the Premises without obtaining the prior written consent of Landlord. Landlord’s consent will not be unreasonably withheld. Landlord’s consent may be conditioned on Tenant’s removing any such additions, alterations or improvements upon the expiration of the Term and restoring the Premises to the same condition as on the date Tenant took possession. Notwithstanding the foregoing, Landlord consent shall not be required in connection with any cosmetic, non-structural additions and alterations to the Premises (collectively "Cosmetic Alterations") that do not affect (i) the exterior appearance of the Premises or Building, or (ii) the Building's electrical, ventilation, plumbing, elevator, mechanical, air conditioning or other systems; provided that Tenant gives Landlord not less than five (5) business days prior notice of such Cosmetic Alterations; provided further that no notice to Landlord shall be required for the hanging of art or other typical office decorations, the posting of required workplace notices, and the installation of whiteboards. Tenant shall otherwise comply with all other terms of this Section 12 in connection with the making of such Cosmetic Alterations. All work with respect to any addition, alteration or improvement shall: (i) be done in a good and workmanlike manner, (ii) be diligently prosecuted to completion, and (iii) be timely paid in accordance with applicable contracts.
12.2    Tenant shall pay the costs of any work done on the Premises pursuant to Section 12.1 and shall keep the Premises, Building and Project free and clear of liens of any kind. Tenant shall indemnify, defend against and keep Landlord free and harmless from all liability, loss, damage, costs, attorneys’ fees and any other expense incurred on account of claims by any person performing work or furnishing materials or supplies for Tenant or any person claiming under Tenant.
12.3    Tenant shall keep Tenant’s leasehold interest, and any additions or improvements which are or become the property of Landlord under this Lease, free and clear of all attachment or judgment liens. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of non-responsibility or any other notices which Landlord deems necessary for the proper protection of Landlord’s interest in the Premises, Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.
12.4    Unless their removal is required by Landlord as provided in Section 12, all additions, alterations and improvements made to the Premises shall become the property of Landlord and be surrendered with the Premises upon the expiration of the Term; provided, however, Tenant shall have the right to remove and retain any equipment, machinery and trade fixtures subject to Tenant’s repair of any damage to the Premises caused by such removal.
13.    TENANT’S PROPERTY AND SPACE PLANNING ALLOWANCE
13.1    All movable partitions, business and trade fixtures, machinery and equipment, office equipment, communications equipment and office equipment located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively “Tenant’s Property) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that Tenant shall promptly repair any damage to the Premises or to the Building resulting from such removal.
13.2    Tenant shall comply with all applicable laws and regulations with respect to all computer, communications and data cables and similar installations ("Cables") installed by Tenant within the Premises or anywhere in the Building outside the Premises. At least thirty (30) days prior to the expiration or sooner termination of this Lease, Landlord may elect by written notice to tenant to either (i) retain any or all of the Cables, or (ii) require Tenant, at Tenant's sole cost and expense, to remove any or all of the Cables and restore the Premises or the Building, as the case may be, to their condition existing prior to the installation of the Cables. Landlord acknowledges and agrees that Tenant shall have until the date that is ten (10) business days after the termination or expiration of this Lease in which to remove such Cables and restore the Premises or the Building as aforesaid.
13.3    In connection with the Landlord Improvements, Landlord will provide Tenant with a space planning allowance in an amount up to $0.15 per Rentable Square Foot of the Premises, which allowance shall be disbursed to Tenant (or directly to the third-party provider) within five (5) business days after Landlord’s receipt of reasonable documentation evidencing Tenant’s costs for space planning within the Premises.
14.    RULES AND REGULATIONS
Tenant, including, without limitation, its officers, partners, members, agents, employees and independent contractors, shall comply with the rules and regulations attached hereto as Exhibit D and incorporated herein and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make. Landlord shall use commercially reasonable efforts to enforce such rules and regulations but shall not be responsible for any violation of said rules and regulations by other tenants or occupants of the Building or Project. In the event of any conflict between this Lease and such rules and regulations, the provisions of this Lease shall control.
15.    CERTAIN RIGHTS RESERVED BY LANDLORD

15.1    Landlord reserves the following rights, exercisable without liability to Tenant for (1) causing an actual or constructive eviction from the Premises, or (2) disturbing Tenant’s use or possession of the Premises:
(a)    To name the Building and Project and to change the name or street address of the Building or Project;
(b)    To install and maintain all signs on the exterior and interior of the Building and Project;
(c)    To have pass keys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes, provided, however, Landlord shall be responsible for, and reimburse, indemnify and hold Tenant harmless from, any damages or liabilities incurred by Tenant as a result of entry into the Premises by Landlord, its agents, employees or contractors in connection with the use of such pass keys;
(d)    At any time during the Term, and on reasonable prior notice to Tenant, to inspect the Premises, and to show the Premises to any prospective purchaser or mortgagee of the Project, or to any assignee of any mortgage on the Project, or to others having an interest in the Project or Landlord, and during the last six months of the Term, to show the Premises to prospective tenants thereof; and
(e)    To enter the Premises for the purpose of making inspections, repairs, alterations, additions or improvements to the Premises or the Building (including, without limitation, checking, calibrating, adjusting or balancing controls and other parts of the HVAC system), and to take all steps as may be necessary or desirable for the safety, protection, maintenance or preservation of the Premises or the Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of the Building or in order to comply with laws, orders or requirements of governmental or other authority. Landlord agrees to use its best efforts (except in any emergency) to minimize interference with Tenant’s business in the Premises in the course of any such entry.
15.2    The Landlord reserves the right in its sole and absolute discretion to include Phase II in the Project after Phase II is completed, which will result in changes to the Common Areas and Tenant’s Pro Rata Share with respect to the Project.
16.    ASSIGNMENT AND SUBLETTING
16.1    No assignment of this Lease or sublease of all or any part of the Premises shall be permitted, except as provided in this Article 16.
16.2    Tenant shall not, without the prior written consent of Landlord, assign or hypothecate this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Any of the foregoing acts without such consent shall be void.
16.3    If at any time or from time to time during the Term Tenant desires to assign this Lease or sublet all or any part of the Premises, Tenant shall give notice to Landlord setting forth the terms and provisions of the proposed assignment or sublease, and the identity of the proposed assignee or subtenant. Tenant shall promptly supply Landlord with such information concerning the business background and financial condition of such proposed assignee or subtenant as Landlord may reasonably request. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after Tenant’s notice is given, to terminate the lease with respect to the portion of Premises that are proposed to be assigned or sublet. If Landlord does not exercise such option, Tenant may assign the Lease or sublet such space to such proposed assignee or subtenant on the following further conditions:
(a)    Landlord shall have the right to approve such proposed assignee or subtenant, which approval shall not be unreasonably withheld, conditioned or delayed;
(b)    The assignment or sublease shall be on the same material terms set forth in the notice given to Landlord, which terms shall include all of Tenant’s costs associated with such assignment or sublease described in Section 16.3(e) below;
(c)    No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord;
(d)    No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained; and
(e)    Seventy-five percent (75%) of any sums or other economic consideration received by Tenant as a result of such assignment or subletting, however denominated under the assignment or sublease, which exceed, in the aggregate, (i) the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any real estate brokerage commissions or fees, attorney’s fees payable in connection with such assignment or subletting, plus (iii) the costs of any improvements made to the Premises in connection with such assignment or subletting, plus (iv) the cost or expense of any other concessions made by Tenant in connection with such assignment or subletting, which shall be paid to Landlord as additional rent under this Lease within ten (10) business days after receipt by Tenant, without affecting or reducing any other obligations of Tenant under this Lease.
16.4    Notwithstanding the provisions of paragraphs 16.3(a) and 16.3(b) above, Tenant shall have the right to assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent and without application of any recapture or termination option to Landlord, to any business entity which controls, is controlled by or is under common control with Tenant, or to any business entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant’s business as a going concern, provided that (i) the assignee or sublessee assumes, in full, the obligations of Tenant under this Lease, (ii) Tenant remains fully liable under this Lease, and (ii) the use of the Premises under Article 8 remains unchanged. Notwithstanding anything to the contrary in this Section 16, Landlord’s consent shall not be required in connection with the transfer of any stock of Tenant so long as the stock of Tenant is listed for trading on the American Stock Exchange or the New York Stock Exchange or authorized for quotation on the NASDAQ National Market or other nationally recognized stock exchange and the provisions of Sections 16.2 and 16.3 above shall not apply to such transfers of Tenant’s stock.
16.5    No subletting or assignment shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder except as may be expressly provided in any writing signed by Landlord. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default by an assignee or subtenant of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments of the Lease or sublettings with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.
16.6    If Tenant assigns the Lease or sublets the Premises or requests the consent of Landlord to any assignment or subletting, Tenant shall, upon demand, reimburse Landlord for any attorneys’ fees reasonably incurred by Landlord in connection with such request.
17.    HOLDING OVER
If after expiration of the Term, Tenant remains in possession of the Premises, Tenant shall become a tenant from month to month only, upon all the provisions of this Lease (except as to Term and Base Rent), but the installments of monthly Base Rent payable by Tenant during such holdover shall be equal to one hundred fifty percent (150%) of the installments of monthly Base Rent payable by Tenant at the expiration of the Term. Such Base Rent shall be payable in advance on or before the first day of each month. If either party desires to terminate such month to month tenancy, it shall give the other party not less than thirty (30) days advance written notice of the date of termination.
18.    SURRENDER OF PREMISES
18.1    Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date, in broom-clean condition and in as good condition as when Tenant took possession, except for (i) reasonable wear and tear, (ii) loss by fire or other casualty and (iii) loss by condemnation. Tenant shall, on Landlord’s request, remove Tenant’s Property on or before the Expiration Date and promptly repair all damage to the Project, Building or Premises caused by such removal. Tenant shall also remove those portions of the Landlord Improvements it agreed to remove prior to approval of the Final Plans.
18.2    If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be deemed to be abandoned, and at Landlord’s option, title shall pass to Landlord under this Lease as by a bill of sale. If Landlord elects to remove all or any part of such Tenant’s Property, the cost of removal, including repairing any damage to the Premises or Building caused by such removal shall be paid by Tenant. On the Expiration Date, Tenant shall surrender all keys to the Premises.
19.    DESTRUCTION OR DAMAGE
19.1    If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises or the Building (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to substantially complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). Landlord shall deliver the Completion Estimate to Tenant within forty five (45) days after the subject Casualty. If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days after the date of the Completion Estimate, then either party shall have the right to terminate this Lease upon written notice to the other within 30 days after receipt of the Completion Estimate. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1)  the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.
19.2    If this Lease is not terminated, Landlord shall use commercially reasonable efforts to promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by law or any other modifications to the Common Areas deemed desirable by Landlord that do not materially affect the use of the Premises. Tenant shall have the right to apply any proceeds payable to Tenant under Tenant’s Insurance in Tenant’s sole discretion. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. From the date of the subject Casualty until the date the Project and Premises are restored as required herein, the Rent shall abate for the portion of the Premises that is untenantable, as may be reasonably determined by Tenant.
20.    EMINENT DOMAIN
20.1    If the whole of the Project is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the date of such taking, and Rent shall be prorated to such date. If less than the whole of the Project, Building or Premises is so taken, this Lease shall be unaffected by such taking, provided that (i) Tenant shall have the right to terminate this Lease by notice to Landlord given within ninety (90) days after the date of such taking if twenty percent (20%) or more of the Premises is taken or the remaining area of the Premises is not practical for Tenant to continue operation of its business, as may be reasonably determined by Tenant, and (ii) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. If either Landlord or Tenant so elects to terminate this Lease, the Lease shall terminate on the thirtieth (30th) day after either such notice. The Rent shall be prorated to the date of termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Pro Rata Share of Additional Rent shall be equitably adjusted according to the remaining Rentable Area of the Premises and Project.
20.2    In the event of any taking, partial or whole, all of the proceeds of any award, judgment or settlement payable by the condemning authority shall be the exclusive property of Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any award, judgment or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s personal property.
20.3    In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking, but only to the extent of building standard finishes.

Tenant shall be responsible at its sole cost and expense for the repair, restoration and replacement of any other Tenant Improvements and Tenant’s Property.
21.    INDEMNIFICATION
21.1    Tenant shall indemnify and hold Landlord harmless against and from liability and claims of any kind for loss or damage to property of Tenant or any other person, or for any injury to or death of any person, to the extent arising out of: (1) Tenant’s use and occupancy of the Premises, or any work, activity or other things allowed or suffered by Tenant to be done in, on or about the Premises; (2) any breach or default by Tenant of any of Tenant’s obligations under this Lease; (3) the use of the Common Areas, and other facilities that are in the Project by the Tenant’s agents, employees, independent contractors and invitees, (4) the use of the shower and locker room in the Building and/or the use of the Exercise Facilities by the Tenant’s employees, or (5) any negligent or otherwise tortious act or omission of Tenant, its agents, employees, invitees or independent contractors. Tenant shall at Tenant’s expense, and by counsel reasonably satisfactory to Landlord, defend Landlord in any action or proceeding arising from any such claim and shall indemnify Landlord against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding. Notwithstanding any conflicting provision of this Lease, Tenant shall not have any obligation to indemnify Landlord pursuant to the foregoing provisions of this Section 21.1 or any other provision of this Lease to the extent such liability, damage, loss, claim, cost or expense arises from the negligence or otherwise tortious act or omission of Landlord, its employees, agents, invitees or contractors.
21.2    Landlord shall indemnify and hold Tenant harmless against and from liability and claims of any kind for loss or damage to property of Landlord or any other person, or for any injury to or death of any person, to the extent arising out of: (1) access, use or occupancy of the Premises by anyone other than Tenant, Tenant’s invitees, employees, independent contractors or agents; (2) any breach or default by Landlord of any of Landlord’s obligations under this Lease; (3) the use of the Common Areas, and other facilities that are in the Project by anyone other than Tenant, Tenant’s invitees, employees, independent contractors or agents; or (4) any negligent or otherwise tortious act or omission of Landlord, its agents, employees or independent contractors. Landlord shall at Landlord’s expense, and by counsel reasonably satisfactory to Tenant, defend Tenant in any action or proceeding arising from any such claim and shall indemnify Tenant against all costs, attorneys’ fees, expert witness fees and any other expenses incurred in such action or proceeding. Notwithstanding any conflicting provision of this Lease, Landlord shall not have any obligation to indemnify Tenant pursuant to the foregoing provisions of this Section 21.2 or any other provision of this Lease to the extent such liability, damage, loss, claim, cost or expense arises from the negligence or otherwise tortious act or omission of Tenant, its employees, invitees, agents, or contractors.
21.3    When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant (except Tenant’s agents, officers, employees, independent contractors or invitees), Tenant’s duty to indemnify and defend shall be proportionate to Tenant’s allocable share of joint negligence or willful misconduct. When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Landlord and a third party unrelated to Landlord (except Landlord’s agents, officers, employees, independent contractors or invitees), Landlord’s duty to indemnify and defend shall be proportionate to Landlord’s allocable share of joint negligence or willful misconduct.

21.4    In the absence of comparative or concurrent negligence on the part of the party claiming indemnity under this Section 21 or its employees, independent contractors, agents, independent contractors, or invitees, the foregoing indemnity shall also include reasonable costs, expenses and attorney’s fees incurred in successfully establishing the right to indemnity. The indemnifying party shall have the right to assume the defense of any claim subject to this indemnity with counsel reasonably satisfactory to the indemnified party. The indemnified party agrees to cooperate fully with the indemnifying party and its counsel in any matter where the indemnifying party elects to defend, provided the indemnifying party shall promptly reimburse the indemnified party for reasonable costs and expenses incurred in connection with its duty to cooperate.
21.5    The duties and obligations of the Tenant and Landlord to defend and indemnify the other pursuant to this Section 21 shall survive termination or expiration of this Lease.
22.    INSURANCE
22.1    Commencing as of the Early Delivery Date and continuing until the expiration of the Term or earlier termination of this Lease, Tenant shall procure, pay for and maintain in effect:
(a)    Property Insurance covering (i) any alterations, additions or improvements as may be made by Tenant pursuant to the provisions of Article 12 hereof, and (ii) trade fixtures, merchandise and other personal property from time to time in, on or about the Premises, providing protection against any peril included within the classification “Special Form Coverage” including, but not limited to, insurance against sprinkler damage, vandalism and malicious mischief. Tenant is responsible for the repair or replacement of any of its property referenced herein and therefore shall look to the proceeds of such insurance for the repair or replacement of the property so insured.
(b)    Workers’ Compensation insurance as required by law, and
(c)    Commercial General Liability insurance with respect to the construction of Article 12 improvements on the Premises, the use, operation or condition of the Premises and the operation of Tenant in, on or about the Premises, providing bodily injury and broad form property damage coverage for not less than Three Million Dollars ($3,000.000.00) combined single limit for bodily injury, death and property damage liability. Such insurance shall be issued by responsible insurance companies reasonably acceptable to Landlord and Landlord’s lender and qualified to do business in the State of Washington, and shall name Landlord, and at Landlord’s request any mortgagee of Landlord, as an additional insured, as their respective interests may appear, and shall contain (i) a cross-liability endorsement, (ii) a provisions that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Landlord, its agents, officers, employees or invitees, which arises or might arise by reason of any payment under such policy.
22.2    A certificate of insurance evidencing the existence and amount of the commercial general liability insurance policy required under Section 22.1 above shall be delivered to Landlord before the Early Delivery Date, and thereafter upon renewal, or within thirty (30) days after any demand by Landlord therefore. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by the Tenant, provided such blanket policies expressly afford coverage to the Premises, Landlord, Landlord’s mortgagee and Tenant as required by this Lease. Tenant shall provide Landlord notice as soon as practicable after Tenant becomes aware of any cancellation or material alteration in coverage with respect to the insurance required under Section 22.1 above.
22.3    Commencing on the Early Delivery Date and continuing until the expiration of the Term or earlier termination of this Lease, Landlord shall procure, pay for and maintain in effect:
(a)    Workers’ Compensation insurance as required by law, and
(b)    Commercial General Liability insurance with respect to the common areas and facilities of the building, providing bodily injury and broad from property damage coverage for not less than Three Million Dollars ($3,000.000.00) combined single limit for bodily injury, death and property damage liability. Such liability insurance shall be the primary policy as to the common areas and facilities of the Building, and shall be issued by responsible insurance companies reasonably acceptable to Tenant and qualified to do business in the State of Washington, and shall contain (i) a cross-liability endorsement, (ii) a provisions that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Tenant and that any coverage carried by Tenant shall be excess insurance, and (iii) a waiver by the insurer of any right of subrogation against Tenant, its agents, officers, employees or invitees, which arises or might arise by reason of any payment under such policy.
22.4    A certificate of insurance evidencing the existence and amount of the commercial general liability insurance policy required under Section 22.3 above shall be delivered to Tenant before the date Tenant is first given the right of possession of the Premises, and thereafter upon renewal, or within thirty (30) days after any demand by Tenant. Landlord shall provide Tenant notice as soon as practicable after Landlord becomes aware of any cancellation or material alteration in coverage with respect to the insurance required under Section 22.3 above.
23.    THIS SECTION INTENTIONALLY OMITTED

24.    SUBORDINATION AND ATTORNMENT
24.1    Upon written request of Landlord, or any first mortgagee or first deed of trust beneficiary of Landlord, or ground lessor of Landlord, Tenant shall, in writing, subordinate its rights under this Lease to the lien of any first mortgage or first deed of trust, or to the interest of any lease in which Landlord is lessee, and to all advances made or hereafter to be made thereunder. However, as a condition to signing and delivering any subordination agreement, Tenant shall have the right to obtain from any lender or lessor of Landlord requesting such subordination, an agreement in writing and form reasonably acceptable to Tenant providing that, as long as Tenant is not in default under this Lease, this Lease shall remain in effect for the full Term. The holder of any security interest may, upon written notice to Tenant, elect to have this Lease prior to its security interest regardless of the time of the granting or recording of such security interest. Promptly after the execution of this Lease, Landlord shall deliver to Tenant nondisturbance agreements in form reasonably acceptable to Tenant from the holders of all mortgages, deeds of trust or ground leases against any portion of the Project, if any.
24.2    In the event of any foreclosure sale, transfer or deed in lieu of foreclosure under any mortgage or deed of trust encumbering the Premises, or any part thereof, or in the event of a termination of a ground lease, if any, Tenant shall, if so requested, attorn to the purchaser, grantee or ground lessor (collectively, “Successor”) and recognize such Successor as the Landlord under this Lease; provided, however, that Tenant’s obligation to so attorn to any Successor is expressly conditioned upon Tenant’s prior receipt from such Successor of a nondisturbance agreement whereby the Successor agrees that so long as Tenant pays the rent due and performs all other obligations under this Lease, Tenant’s occupancy of the Premises shall not be disturbed.
25.    TENANT ESTOPPEL CERTIFICATES
Within fifteen (15) days after written request from Landlord, Tenant shall execute and deliver to Landlord or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Rent has been paid in advance; (c) the amount of any security deposited with Landlord; and (d) that Landlord is not in default hereunder, or if Landlord is claimed to be in default, stating the nature of any claimed default. Any such statement may be relied upon by a purchaser, assignee or lender. Tenant’s failure to execute and deliver such statement within the time required shall at Landlord’s election be a default under this Lease and shall also be conclusive upon Tenant that: (1) this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) there are not incurred defaults in Landlord’s performance and that Tenant has no right of offset, counter-claim or deduction against Rent; and (3) not more than one month’s Rent has been paid in advance.
26.    TRANSFER OF LANDLORD’S INTEREST
In the event of any sale or transfer by Landlord of the Premises, Building or Project, and assignment of this Lease by Landlord, Landlord shall be and is hereby entirely freed and relieved of any and all liability and obligations contained in or derived from this Lease arising out of any act, occurrence or omission relating to the Premises, Building, Project or Lease occurring after the consummation of such sale or transfer, providing the purchaser shall expressly assume all of the covenants and obligations of Landlord under this Lease. If any security deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the security deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be relieved of any and all further liability with respect thereto.
27.    DEFAULT
27.1    Tenant’s Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant:
(a)    If Tenant abandons or vacates the Premises for thirty (30) consecutive days or longer and fails to pay Rent; or
(b)    If Tenant fails to pay any Rent or any other charges required to be paid by Tenant under this Lease and such failure continues for ten (10) days after Landlord delivers written demand to Tenant for such unpaid amounts; or
(c)    If Tenant fails to perform any covenant, condition or agreement of Tenant contained in this Lease within thirty (30) days after receipt of written notice from Landlord specifying such default, or if such default cannot reasonably be cured within thirty (30) days, if Tenant fails to commence to cure and diligently pursue such cure within that thirty (30) day period; or

(d)    If a writ of attachment or execution is levied on this Lease or any of Tenant’s Property that would have a material adverse effect on Tenant’s ability to perform its obligations hereunder; or
(e)    If Tenant makes a general assignment for the benefit of creditors, or provides for an arrangement, composition, extension or adjustment with its creditors; or
(f)    If Tenant files a voluntary petition for relief or if a petition against Tenant in a proceeding under the federal bankruptcy laws or other insolvency laws is filed and not withdrawn or dismissed within forty-five (45) days thereafter, or if under the provisions of any law providing for reorganization or winding up of corporations, any court of competent jurisdiction assumes jurisdiction, custody or control of Tenant or any substantial part of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed or unterminated for a period of forty-five (45) days; or
(g)    If in any proceeding or action in which Tenant is a party, a trustee, receiver, agent or custodian is appointed to take charge of the Premises or Tenant’s Property (or has the authority to do so) for the purpose of enforcing a lien against the Premises or Tenant’s Property.
27.2    Remedies.
(a)    In the event of Tenant’s default hereunder, then in addition to any other rights or remedies Landlord may have under any law, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind to do the following:
(1)    Terminate this Lease and Tenant’s right to possession of the Premises and re-enter the Premises and take possession thereof, and Tenant shall have no further claim to the Premises or under this Lease; or
(2)    Continue this Lease in effect, re-enter and occupy the Premises for the account of Tenant, and collect any unpaid Rent or other charges which have or thereafter become due and payable; or
(3)    Re-enter the Premises under the provisions of subparagraph 27.2(a)(2), and thereafter elect to terminate this Lease and Tenant’s right to possession of the Premises.
(b)    If Landlord re-enters the Premises under the provisions of subparagraphs 27.2(a)(2) or 27.2(a)(3) above, Landlord shall not be deemed to have terminated this Lease or the obligation of Tenant to pay any Rent or other charges thereafter accruing, unless Landlord notifies Tenant in writing of Landlord’s election to terminate this Lease. In the event of any reentry or retaking of possession by Landlord, Landlord shall have the right, but not the obligation, to remove all or any part of Tenant’s Property in the Premises and to place such property in storage at a public warehouse at the expense and risk of Tenant. If Landlord elects to relet the Premises for the account of Tenant, the rent received by Landlord from such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such reletting; third, to the payment of the cost of any alterations or repairs to the Premises; fourth, to the payment of Rent due and unpaid hereunder; and the balance, if any, shall be held by Landlord and applied in payment of future Rent as it becomes due. If that portion of rent received from the reletting which is applied against the Rent due hereunder is less than the amount of the Rent due, Tenant shall pay the deficiency to Landlord promptly upon demand by

Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as determined, any costs and expenses incurred by Landlord in connection with such reletting or in making alterations and repairs to the Premises, which are not covered by the rent received from the reletting.
(c)    Should Landlord elect to terminate this Lease under the provisions of subparagraph 27.2(a)(1)or 27.2(a)(3) above, Landlord may recover as damages from Tenant the following:
(1)    Past Rent. The worth at the time of the award of any unpaid Rent which had been earned at the time of termination; plus
(2)    Rent Prior to Award. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(3)    Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could be reasonably avoided; plus
(4)    Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises, (b) maintaining the Premises after Tenant’s default, (c) preparing the Premises for reletting to a new tenant, including any repairs or alterations, and (d) reletting the Premises, including broker’s commissions.
(d)    “The worth at the time of the award” as used in subparagraphs 27.2(c)(1) through 27.2(c)(3) above, is to be computed by allowing interest at the rate of ten percent (10%) per annum. “The worth at the time of the award” as used in subparagraph 3 above, is to be computed by discounting the amount at the rate of ten percent (10%) per annum.
(e)    The waiver by Landlord of any breach of any term, covenant or condition of this Lease shall not be deemed a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition. Acceptance of Rent by Landlord subsequent to any breach hereof shall not be deemed a waiver of any preceding breach other than the failure to pay the particular Rent so accepted, regardless of Landlord’s knowledge of any breach at the time of such acceptance of Rent. Landlord shall not be deemed to have waived any term, covenant or condition unless Landlord gives Tenant written notice of such waiver.
27.3    Landlord’s Default. If Landlord fails to perform any covenant, condition or agreement contained in this Lease within thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default cannot reasonably be cured within thirty (30) days, if Landlord fails to commence to cure and diligently pursue such cure within that thirty (30) day period, then Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided, however, it is expressly understood and agreed that if Tenant obtains a money judgment against Landlord resulting from any default or other claim arising under this Lease, that judgment shall be satisfied only out of the rents, issues, profits, and other income actually received on account of Landlord’s right, title and interest in the Premises, Building or Project, and no other real, personal or mixed property of Landlord (or of any of the partners which comprise Landlord, if any) wherever situated, shall be subject to levy to satisfy such judgment. If, after notice to Landlord of default, Landlord (or any first mortgagee or first deed of trust beneficiary of Landlord) fails to timely cure the default as provided herein, then Tenant shall have the right to cure that default at Landlord’s expense. Except in the event of a material breach of Landlord’s obligations under this Lease, Tenant shall not have the right to terminate this Lease or to withhold, reduce or offset any amount against any payments of Rent or any other charges due and payable under this Lease.
28.    BROKERAGE FEES
Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except Chris Moe & Stu Ford of Kidder Mathews. Tenant shall indemnify and hold Landlord harmless from any cost, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any other real estate broker or agent in connection with this Lease or its negotiation by reason of any act of Tenant. The Landlord shall pay all leasing commissions due to Kidder Mathews and CBRE, Inc. as a result of this Lease.
29.    NOTICES
All notices, approvals and demands permitted or required to be given under this Lease shall be in writing and deemed duly served or given if personally delivered or sent by certified or registered U.S. mail, postage prepaid, and addressed as follows: (a) if to Landlord, to Landlord’s Mailing Address and to the Project manager, and (b) if to Tenant, to Tenant’s Mailing Address; provided however, notices to Tenant shall be deemed duly served or given if delivered or mailed to Tenant at the Premises. Landlord and Tenant may from time to time by notice to the other designate another place for receipt of future notices.
30.    GOVERNMENT ENERGY OR UTILITY CONTROLS
In the event of imposition of federal, state or local government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby. In the event of a difference in interpretation by Landlord and Tenant of any such controls, the interpretation of Landlord shall prevail, and Landlord shall have the right to enforce compliance therewith, including the right of entry into the Premises to effect compliance.
31.    QUIET ENJOYMENT
Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, lease, or other agreement to which this Lease may be subordinate.
32.    OBSERVANCE OF LAW
32.1    Tenants shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted, relating to, or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord is a party thereto or not, that Tenant has violated any law, ordinance or governmental rule, regulation or requirement, shall be conclusive of that fact as between Landlord and Tenant.
32.2    Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders, and regulations of all state, federal, municipal, and local governments, departments, commissions, and boards regarding the collection, sorting, separation, and recycling of waste products, garbage, refuse, and trash. Tenant shall sort and separate such waste products, garbage, refuse, and trash into such categories as provided by law. Each separately sorted category of waste products, garbage, refuse, and trash shall be placed in separate receptacles reasonably approved by Landlord. Such separate receptacles may, at Landlord’s option, be removed from the demised Premises in accordance with a collection schedule prescribed by law.
32.3    Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of applicable laws, orders, and regulations of all state, federal, municipal, and local governments with respect to recycling of waste products.
33.    FORCE MAJEURE
Any prevention, delay or stoppage of work to be performed by Landlord or Tenant which is due to strikes, labor disputes, inability to obtain labor, materials, equipment or reasonable substitutes therefore, acts of God, governmental restrictions or regulations or controls, judicial order, enemy or hostile government actions, civil commotion, fire or other casualty or other causes beyond the reasonable control of the party obligated to perform hereunder, shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay or stoppage. Nothing in this Article 34 shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease. The provisions of this Section 33 shall not apply to any delays in the delivery of possession of the Premises to Tenant or any delay in the Commencement Date.
34.    CURING TENANT’S DEFAULTS
If Tenant defaults in the performance of any of its obligations under this Lease and fails to cure the same within any applicable cure period, Landlord may (but shall not be obligated to) without waiving such default, perform the same for the account at the expense of Tenant. Tenant shall pay Landlord all reasonable costs of such performance promptly upon receipt of a bill therefore.
35.    SIGNAGE
Landlord shall provide Building standard elevator lobby signage at Landlord’s sole cost. Tenant may install two (2) exterior or façade signs (the “Signs”) at Tenant’s sole expense. The design and location of the Signs are subject to Landlord’s prior approval, which shall not be unreasonably withheld provided the Signs are consistent with Exhibit H attached hereto and incorporated herein. One Sign may be located on the north façade in between the fifth and sixth floors of the Building, and the other Sign may be located on the east façade in between the second and third floors of the Building, or such other locations mutually agreed upon by Landlord and Tenant. The Signs must be in compliance with all applicable laws, covenants, codes and restrictions. Tenant shall not affix, paint, erect or inscribe any sign, projection, awning, signal or advertisement of any kind to any part of the Premises, Building or Project, including without limitation, the inside or outside of windows or doors, without the written consent of Landlord. Landlord shall have the right to remove any signs or other matter, installed without Landlord’s permission, without being liable to Tenant by reason of such removal, and to charge the cost of removal to Tenant as additional rent hereunder, payable within ten (10) days of written demand by Landlord. Landlord hereby reserves the exclusive right to use for any purpose whatsoever the roof and exterior of the walls of the Premises or the Building, except Landlord shall permit Tenant to install and operate three (3) satellite dishes each with a maximum size of three (3) meters in diameter on the roof of the Building in a location to be mutually agreed upon by Landlord and Tenant (the “Satellite Dishes”). Landlord reserves the right to temporarily remove Tenant’s sign during any period when Landlord repairs, restores, constructs or renovates the Premises, Building or Project. Landlord shall have the right to prohibit any advertising by Tenant that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building as a Class A mixed use building. Upon the expiration or sooner termination of this Lease, Tenant at Landlord’s request shall remove the Satellite Dishes, all signs, advertising matters or decorations at its sole cost and expense and repair any resulting damage to the Building or Premises. Landlord agrees that so long as Tenant is not in default under its obligations hereunder, which default has not been cured as of the date of the signage of any other tenant of the Building is affixed, erected or inscribed on the Building, and is leasing fifty percent (50%) or more of the Rentable Square Feet of the Building, Landlord will not allow any other tenant in the Building to affix, erect or inscribe any sign that is of equal or greater size than the largest sign Tenant has on the Building.
36.    HAZARDOUS WASTE
36.1    Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, or discharge any “Hazardous Material” (as defined below) upon or about the Property, or permit Tenant’s employees, agents, independent contractors and other occupants of the Premises to engage in such activities upon or about the Property except in compliance with applicable law. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, in accordance with applicable law, (b) such substances shall not be disposed of, released or discharged on the Property except in compliance with all applicable laws, (c) if any applicable law requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal, and (d) any remaining such substances shall be removed from the Property upon expiration or earlier termination of this Lease to the extent required by applicable law. Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises or the migration thereof from or to other property, (ii) any demand or claims made or threatened by any party against Tenant or the Premises relating to any loss or injury resulting from the release of any Hazardous Material, (iii) any release, discharge or disposal or transportation of any Hazardous Material on or from the Premises in violation of applicable law, and (iv) any matters where Tenant is required by law to give a notice to any governmental or regulatory authority respecting any Hazardous Material on the Premises. Landlord shall have the right (but not the obligation) to join and participate as a party in legal proceedings or actions affecting the Premises initiated in connection with any environmental, health or safety law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises, the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefore, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by law. The term “Hazardous Material” for purposed hereof shall mean any chemical, substance, material or waste or component thereof as defined by any federal, state or local governing body having jurisdiction over the Property, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.
36.2    If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or independent contractors, on or about the Property in violation of applicable law, Tenant shall immediately, properly and in compliance with applicable laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupant of the Premises, or their employees, agents or independent contractors, such release, discharge or disposal shall be deemed casualty damage under Article 19 to the extent that the Premises or common areas serving the Premises are affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 19.
37.    EMPLOYER INFORMATION FORM -- IMMIGRANT INVESTOR PROGRAM.
Tenant understands construction of the Building was funded through investments made by “Alien Entrepreneurs” pursuant to 8 C.F.R. § 204.6. This is a federal program that brings capital into employment generating enterprises by encouraging immigrant investment in certain “Regional Centers” or “Enterprise Zones.” A condition of the program is to substantiate new employment created directly or indirectly from the Alien Entrepreneurs’ investment. New employment refers to newly created jobs as opposed to jobs transferred from a different location. Periodically, U.S. Citizenship and Immigration Services will request proof of new employment creation. Tenant hereby agrees to cooperate with Landlord to substantiate its employment creation, in particular upon five days written notice, to provide State of Washington Labor and Industries reports, Social Security payment records, Federal Unemployment Tax returns, payroll ledgers or similar official documentation substantiating Tenant’s employee count, and execution of an Affidavit in the form attached hereto as Exhibit F. Tenant does not make any representation or warranty that any employment will be generated as a result of Tenant entering into this Lease and disclaims any such representation or warranty expressed or implied in this Lease.
38.    OPTION TO TERMINATE.
Tenant shall have the option to terminate the Lease effective as of the last day of the eighty-fourth (84th) calendar month of the Lease Term, provided that (a) Tenant delivers written notice of such termination no sooner than the first day of the sixty-sixth calendar (66th) month of the Lease Term and no later than the last day of the seventy-second (72nd) calendar month of the Lease Term, (b) reimburses Landlord an amount equal to 4/11th of the sum of the Construction Costs (as defined in Exhibit E), and the leasing commission paid to the brokers pursuant to Section 28 above, and (c) paying Landlord a termination fee equal to the Base Rent payable under this Lease for months 86 through 89 of the Term. For purposes of illustration, the lease commission payable pursuant to Section 28 above is estimated to be $1,349,365 and the Construction Costs is estimated to be approximately $6,597,052. Assuming the foregoing and Tenant elects to terminate this Lease in year seven, Tenant has not exercised any option to expand the Premises, the amounts payable to Landlord in connection with the termination of the Lease pursuant to this Section 38 shall be (x) 4/11th of the sum of the Construction Costs and the lease commission, and (y) a lease termination fee of $942,436.00, which is equal to the Base Rent payable for months 86 through 89.
39.    OPTION TO RENEW.
39.1    Provided Tenant is not in default under this Lease as of the date of exercise, Tenant shall have the right to extend this Lease for Two (2) Five (5) year extension terms (the “Option Term(s)”) on the same terms and conditions set forth herein except that the Base Rent for the first year of the Option Term shall be equal to One Hundred Percent (100%) of the Fair Market Value (defined below). Base Rent shall subsequently increase by Three Percent (3%) on the beginning on the first day of the second, third, fourth and fifth year of the Option Terms. In order to exercise it extension of the Lease, Tenant must deliver written notice of such extension to Landlord not less than Three Hundred and Sixty Five (365) days prior to the expiration date of the Term then in effect (“Notice to Exercise Option”).
39.2    “Fair Market Value” means the prevailing market rate for comparable Class A office space in the SoDo, International District, South Seattle CBD, and Pioneer Square markets, taking into account the size of the space and the length of the term of the Lease with respect to such space, free rent, tenant improvement allowances, broker commissions and any other landlord concessions to tenants.
39.3    Determination of Fair Market Value.
(a)    Landlord shall notify Tenant of its determination of the Fair Market Value within ten (10) business days of receipt of Tenant’s Notice to Exercise Option. If Tenant disagrees with Landlord’s determination of the Fair Market Value, Landlord and Tenant shall confer for a period of thirty (30) days in an attempt to agree on the Fair Market Value.
(b)    In the event Landlord and Tenant fail to reach an agreement on the Fair Market Value within such thirty (30) day period, then the Fair Market Value of Base Rent for the Option Term(s) shall be determined as follows:

(1)    Within five (5) days after the expiration of the thirty (30) day period described above, Landlord and Tenant shall mutually agree upon an MAI appraiser with at least ten (10) years experience in the market in which the Premises is located. If the parties are unable to agree upon the appraiser, the appraiser shall be appointed by the American Arbitration Association’s offices located in Seattle, Washington.
(2)    Within twenty (20) days after selection of the appraiser, each party shall submit its final proposed Fair Market Value to the appraiser. Within thirty (30) days after its appointment, the appraiser shall determine which of the proposals submitted by the parties shall be the Fair Market Value, and that choice by the arbitrator shall be binding upon Landlord and Tenant.
(3)    If the Fair Market Value has not been determined on or before the commencement of the Option Term, Tenant shall pay Monthly Base Rent at the rate Tenant is paying for the Premises based on the prior month, and Tenant and Landlord shall make any necessary adjusting payments when the Fair Market Value is determined. The parties shall share the cost of the appraiser equally.
40.    RIGHT TO LEASE THIRD FLOOR
For the first nine (9) months of the Term, Landlord shall not lease any portion of the third floor of the Building (the “Expansion Space”) to any party other than Tenant. Tenant shall have the right to lease all (and only all) of the third floor of the Building (the “Expansion Space”) during the first five (5) years of the Term (the “Option Period”) not leased by a tenant and subject to the rights of any tenants of the Expansion Space. Tenant may exercise its right to lease the Expansion Space by delivering written notice to Landlord at any time during the Option Period (“Expansion Notice”). If Tenant delivers the Expansion Notice on or before the second anniversary of the Commencement Date, the material business terms for the Expansion Space shall be the same as set forth for the initial Premises (i.e. Base Rent, parking allocation, Additional Rent, tenant improvement allowance, free rent and broker commissions) and pro-rated as applicable for the remainder of the Term and the size of the Expansion Space. If the Expansion Notice is delivered after the second anniversary of the Commencement Date, the parties will negotiate the business terms for leasing of the Expansion Space. If the parties are not able to agree upon the business terms for leasing of the Expansion Space within thirty (30) days after Landlord’s receipt of the Expansion Notice, the business terms shall be determined in accordance with arbitration described in Section 39.3 above. The appraiser shall determine which of the proposals of the parties best reflects Fair Market Value for the Expansion Space. Within ten (10) days after the determination of the business terms for leasing of the Expansion Space, Landlord and Tenant shall execute an amendment to this Lease to include the Expansion Space. Tenant’s architect shall prepare any necessary construction documents. Provided Tenant provides Landlord with such approved construction documents within thirty (30) days following delivery of the Expansion Notice, and the scope of construction for such construction documents is the same or less than the scope for the Landlord Improvements for the Premises, then Landlord shall complete the improvements to the Expansion Space within ninety (90) days after receipt of such construction documents and the commencement date for the leasing of the Expansion Space shall be the date of substantial completion of such improvements. If Tenant fails to provide the construction documents within thirty (30) days following delivery of the Expansion Notice, then the commencement date for the leasing of the Expansion Space shall be one hundred twenty days (120) following delivery of the Expansion Notice. Tenant shall not be entitled to exercise its option if Tenant is in default under the Lease at the time Tenant delivers any Expansion Notice.

Following the ninth month of the Option Period, Landlord may lease any portion of the Expansion Space to a third party during the Option Period subject to Tenant’s rights in this Section 40 and its rights in Section 41.
41.    RIGHT OF FIRST REFUSAL FOR THIRD FLOOR.
41.1    General Grant of Right of First Refusal. In addition to the expansion rights provided in Section 40 above, Tenant shall have a right of first refusal (“ROFR”) with respect to the Expansion Space during the first two (2) years of the Term (the “ROFR Period”). Provided, however, Tenant shall have no ROFR if Tenant is in default under the Lease, which default has not been cured, at the time Tenant delivers the Tenant Notice.
41.2    In the event Landlord receives a signed, bona fide offer from an unaffiliated third party to lease all or a portion of the Expansion Space during the ROFR Period, Landlord shall deliver written notice to Tenant describing the material business terms of such offer (“ROFR Notice”). If the ROFR Notice is for fifty percent (50%) or more of the area of the Expansion Space, Tenant, if it elects to exercise its ROFR, must lease the entire Expansion Space. If the ROFR Notice is for less than fifty percent (50%) of the of the area of the Expansion Space, Tenant, if it elects to exercise its ROFR, may lease the entire Expansion Space or the portion of the Expansion Space described in the ROFR Notice. Tenant shall have ten (10) business days after its receipt of the ROFR Notice in which to deliver to Landlord written notification of Tenant’s intent to exercise its ROFR (“Tenant’s Notice”). If Tenant timely delivers the Tenant Notice to Landlord, the material business terms for the Expansion Space shall be the same as set forth for the initial Premises (i.e. Base Rent, parking allocation, Additional Rent, tenant improvement allowance, free rent and broker commissions) and pro-rated as applicable for the remainder of the Term and the size of the Expansion Space to be leased. Tenant’s architect shall prepare any necessary construction documents. Provided Tenant provides Landlord with such approved construction documents within thirty (30) days following delivery of Tenant’s Notice, and the scope of construction for such construction documents is the same or less than the scope for the Landlord Improvements for the Premises, then Landlord shall complete the improvements to the Expansion Space within ninety (90) days after receipt of such construction documents and the commencement date for the leasing of the Expansion Space shall be the date of substantial completion of such improvements. If Tenant fails to provide the construction documents within thirty (30) days following delivery of the Tenant’s Notice, then the commencement date for the leasing of the Expansion Space shall be one hundred twenty days (120) following delivery of Tenant’s Notice. Tenant shall not be entitled to exercise its ROFR if Tenant is in default under the Lease at the time Tenant delivers its Tenant’s Notice. If Tenant does not exercise its ROFR, Landlord shall be free to lease the Expansion Space described in the ROFR to such third party.
42.    PARKING AND KING STREET SHUTTLE. Tenant and/or its employees shall have the right, but not the obligation, to lease from Landlord up to 154 parking permits (the “Parking Permits”) in the parking garage of the Building. Tenant will have access to up to Fifty-one (51) Parking Permits 24 hours per day, 7 days a week (the “Seven Day Spaces”). Tenant will have access to One Hundred and Three (103) Parking Permits 24 hours per day, Monday through Friday (the “Five Day Spaces”). For the first year of the Lease Term, the monthly parking rate for the Seven Day Spaces and the Five Day Spaces shall be $155 and $150 (plus tax), respectively. Landlord shall charge its normal and customary monthly parking rates thereafter which shall not exceed the fair market rates charged by comparable properties in the area of Seattle commonly known as “SoDo,” the International District, Pioneer Square, and South Seattle CBD.” Landlord’s parking management company shall invoice and collect rent from Tenant for the Parking Permits. Notwithstanding the foregoing, (i) Landlord may rent any vacant Five Day Space on an hourly basis for event parking for events at any of the nearby stadiums, and (ii) following the fifth month after the Commencement Date, Landlord may rent any Parking Permit not used by Tenant in the prior month. If Tenant does not use a Parking Permit, Tenant shall have the right to reacquire use of such Parking Permit as of the first day of the calendar month following the date that is ninety (90) days after Tenant’s delivery of written notice to Landlord requesting use of such Parking Permit.
In the event Tenant determines in good faith that its employees would use a shuttle service between the Premises and the King Street Station, Landlord shall provide such shuttle service Monday through Friday from 7:30 to 9:30 a.m. and from 3:30 to 6:30 p.m. with shuttles leaving the Building periodically on an as needed basis.
43.    MISCELLANEOUS.
43.1    Accord and Satisfaction; Allocation of Payments. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent, nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the provision contained in the addendum shall control, unless otherwise provided in the addendum balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent.
43.2    Addenda. If any provision contained in an addendum to this Lease is inconsistent with any other provision herein, the provision contained in the addendum shall control, unless otherwise provided in the addendum.
43.3    Attorneys’ Fees. If any action or proceeding is brought by either party against the other pertaining to or arising out of this Lease, the finally prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, incurred on account of such action or proceeding.
43.4    Captions, Articles and Section Numbers. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease. All references to Article and Section numbers refer to Articles and Sections in this Lease.
43.5    Changes Requested by Lender. Neither Landlord nor Tenant shall unreasonably withhold its consent to changes or amendments to this Lease requested by the lender on Landlord’s interest, so long as these changes do not alter the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of the party from whom consent to such charge or amendment is requested.
43.6    Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of Washington
43.7    Consent. Notwithstanding anything contained in this Lease to the contrary, Tenant shall have no claim, and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, approval or statement of satisfaction, and in such event, Tenant’s only remedies therefore shall be an action for specific performance, injunction or declaratory judgment to enforce any right to such consent, etc.
43.8    Authority. If Tenant is an entity, each individual signing this Lease on behalf of Tenant represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of the entity, and that this Lease is binding on Tenant in accordance with its terms. Tenant shall, at Landlord’s request, deliver a certified copy of a resolution of its managing member, managing partner or board of directors authorizing such execution.
43.9    Counterparts. This Lease may be executed in multiple counterparts, all of which shall constitute one and the same Lease.
43.10    Execution of Lease; No Option. The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises within the Building or Project. Execution of this Lease by Tenant and its return to Landlord shall not be binding on Landlord notwithstanding any time interval, until Landlord has in fact signed and delivered this Lease to Tenant.
43.11    Furnishing of Financial Statements; Tenant’s Representations. In order to induce Landlord to enter into this Lease Tenant agrees that it shall promptly furnish Landlord, from time to time, upon Landlord’s written request, with financial statements reflecting Tenant’s current financial condition. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.
43.12    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.
43.13    INTENTIONALLY OMITTED.
43.14    Prior Agreements; Amendments. This Lease contains all of the agreements of the parties with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.
43.15    Recording. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.
43.16    Severability. A final determination by a court of competent jurisdiction that any provision of this Lease is invalid shall not affect the validity of any other provisions, and any provisions so determined to be invalid shall, to the extent possible, be construed to accomplish its intended effect.
43.17    Successors and Assigns. This Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

43.18    Time of the Essence. Time is of the essence of this Lease.
43.19    Waiver. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver of such default.

[Signature page follows.]

The parties hereto have executed this Lease as of the dates first set forth above.

LANDLORD

1501 First Avenue South Limited Partnership,
  a Washington limited partnership

  By: American Life, Inc.
  Its: Managing General Partner

     By: /s/ Greg Steinhauer
           Greg Steinhauer, Chief Operating Officer

TENANT Realnetworks, Inc. a Washington corporation By: /s/ Rob Glaser Name: Rob Glaser Its:_________________________________ By: /s/ Tim Wan Name: Tim Wan Its:_________________________________

STATE OF WASHINGTON    )
)ss
COUNTY OF KING        )

On this 29th day of April, 2013, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Greg Steinhauer, to me known to be the Chief Operating Officer of American Life, Inc., which corporation is the Managing General Partner of 1501 First Avenue South Limited Partnership, the limited partnership that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act of and deed of said limited partnership, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.

In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.
/s/ Jacqueline M. Deane
Notary Public residing at:
5426 142nd PL NE Marysville, WA 98271
Jacqueline M. Deane
Notary’s Name (typed or legibly printed)
My Commission Expires:
9/21/2014

ACKNOWLEDGMENT OF TENANT
STATE OF WASHINGTON    )
)ss
COUNTY OF KING        )

On this 2nd day of May, 2013, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Rob Glaser, to me known to be the CEO of Realnetworks, Inc., and personally appeared Tim Wan, to me known to be the CFO & Treasurer of the corporation that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act of and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute the said instrument and that the seal affixed is the corporate seal of said corporation.

In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.
/s/ Wendy P Maslowski
Notary Public residing at:
10833 Se 235th ST, Kent, WA 98031
Wendy P Maslowski
Notary’s Name (typed or legibly printed)
My Commission Expires:
04/09/2016

EXHIBIT A
LEGAL DESCRIPTION
LOTS 1 THROUGH 11, INCLUSIVE, BLOCK 333, SEATTLE TIDE LANDS, ACCORDING TO THE OFFICIAL MAPS ON FILE IN THE OFFICE OF THE COMMISSIONER OF PUBLIC LANDS IN OLYMPIA, WASHINGTON, IN KING COUNTY, WASHINGTON
EXCEPTING THEREFROM THAT PORTION CONVEYED TO THE STATE OF WASHINGTON, PURSUANT TO DEED RECORDED UNDER RECORDING NO. 20081016000081

EXHIBIT B
FLOOR PLAN OF PREMISES

See attached.

EXHIBIT B-1
WORK LETTER

Test Fit pricing notes
(1)    Home Plate Center
(2)    March 29, 2013 Edit April 10, 2013

Real Networks
Seattle, WA

Contents:

General Notes

Alternates

Pricing Specifications
02 0600 Demolition/Cleaning
06 1000 Rough Carpentry
06 2200 Millwork, Casework
08 2000 Doors & Frames
08 7100 Hardware
08 8000 Glass and Glazing
09 2100 Framing and GWB
09 5000 Ceilings
09 6000 Flooring
09 9000 Painting & Wall covering
11 0000 Equipment
10 0000 Miscellaneous Specialties
23 0000 Plumbing
23 0000 Mechanical (incl. Plumbing, and Fire Sprinkler Systems)
26 0000 Electrical (incl. Fire Alarm, Low Voltage)
26 5000 Lighting

Room Specific Notes

GENERAL NOTES:

1.	New construction will include walls, doors, flooring, casework, lighting, ceiling and other finishes as shown on the test fit plan options.

2.	Test fit notes apply to Test Fit drawings dated 4/9/2013

3.	No work at stairwells (except new card readers), elec. closet, or janitor’s closet.

4.	Intentionally deleted.

5.	Provide building standard window coverings and at all perimeter windows.

6.	Provide fire extinguishers, sprinklers (quick response heads) with audible alarms, ceiling mount smoke and heat detectors, ceiling mount strobes and edge lit LED exit signs per code.

7.	Provide access panels in GWB ceilings as necessary.

8.	Provide all listed appliances.

9.	Allow for backing in offices, conference rooms, and work rooms for tenant supplied items.

10.	Consultants are to be design-build, under GC control for Electrical, HVAC, Plumbing, Fire Alarm, and Fire Protection.

11.	Provide interconnecting stairs between floors 4 & 5 and 5 & 6 as noted in plans. Stairs to be pre-cast concrete tread/risers on steel structure with glass/steel railing system.

12.	New restrooms on the 5th floor with 2 toilets and 2 lavatories each. Finishes and fixtures to match existing core restrooms. Costs to be covered by RealNetworks.

13.	New operable walls at one conference room each on floors 4 and 5 and one in the multi-purpose room on floor 4. Costs for the operable wall, structure, and GWB framing to be covered by RealNetworks.

14.	The fire rating at the opening for the stair will be handled by a draft curtain and additional sprinklers on all floors vs. fire rated walls and roll down fire shutters on the 4th floor.

15.	A platform is required at the bottom of the stairs for ADA / code. An integrated bench is being added that will be covered by RealNetworks.

16.
A set of double doors has been added on the 6th floor from the Board Room to the deck. We assume the building Architect will handle this addition. The costs for these new doors will be covered by RealNetworks.

17.	Glass doors and sidelites have been added at the reception area on floor 6. The costs for these doors will be covered by RealNetworks.

Pricing Specifications

02 0600 Demolition / Cleaning

1.	Include x-raying and core drilling where required at floor power locations.

2.	Cleaning: include general construction cleaning and final cleaning.

06 1000 Rough Carpentry

1.	Install backing in walls for casework, wall mounted equipment, handrails and ADA grab bars.

2.	Provide floor to ceiling fire treated plywood at walls at IDF Closets and at MDF Room.

06 2200 Millwork, Casework – Refer to Room Specific Notes and Plans for scope and locations

1.	All casework to be constructed to AWI Custom standards. Substrates to be 100% recycled and UF (urea formaldehyde) free (Skyblend or equal.)

2.	Cabinet pulls: Standard 4” pulls at Storage and Shipping & Receiving cabinets. Hafele Anodized Aluminum Extruded Handles 126.27.904 (or equivalent) elsewhere.

3.	All solid surface countertops to be p-lam but conference rooms, boardroom, coffee areas and main kitchen area on the 6th floor will be CaesarStone or equal.

4.	Wall base at throughout at new construction to be 2.5”h rubber base. 2.5” h wood base (painted) at areas where noted.

08 2000 Doors & Frames

1.	All doors to be solid core, rift cut white oak, stained or other Real Network specification.

2.	Wood frames to be medium bronze anodized aluminum.

3.	Door types and locations:

Door Type:	Frame:	Hardware:	Locations:
Single hinged door 3’-0”w. x 8’-0” Solid Core	aluminum	Mortised lever w /Lockset, typ (surface mtd. pulls at closets)	Utility , Storage, MDF, IDF, Restroom, Security, File Rooms
Single hinged door w/ sidelite
3’-0”w. x 8’-0”; Solid core door ; full width, full height sidelite: 3/8”” tempered glass in frame; Butt joint glass at wide sidelites, 10% of glass to have 3M translucent film. See plan for sidelites.
	aluminum	Mortised lever w/Lockset, typ. Locksets at Labs, Test Rooms and Offices	Multi-Purpose, Conference, Board, Focus, Phone, Office, Lab, and Test Rooms
Pair hinged door w/ sidelites - Frameless
3’-0”w. x 8’-0”; frameless tempered glass pivot doors with ½” tempered glass relites; Provide electric hardware or maglock, key card access. Motion sensor request to exit device and associate push button override.
	Stainless steel, SS channel at sidelites	Pulls: 30” brushed stainless steel each side ( Rockwood or equal) Provide elec. Strike, key card access.	Elevator lobby to reception
Operable Garage Door 12’ wide aluminum interior commercial grade roll up door. Door to be insulated panels with glass panel inserts.	Aluminum and insulated glass panels		Café / Multi Purpose
Specialty Acoustical Door STC-50 minimum. Specialty acoustical sidelite.	Steel		Audio Production Suite

08 7100 Hardware

1.	All hardware to be ADA compliant, finish to match building standard.

2.	Provide wall / floor stops at all doors.

3.	Provide kick plates at storage, utility rooms, MDF room, IDF rooms and stair doors.

4.
Provide card readers at MDF room, IDF rooms, doors off reception lobby and Security Room. Provide card reader access in exit stairwells at each floor. Provide electrified hardware at card reader locations.

08 8000 Glass and Glazing
Glass at doors and relites: Refer to 08 2000 Doors & Frames

09 2100 Framing and GWB

1.
Partitions at private office locations and conference/boardroom locations have full cavity sound batt insulation (R-11, typ. / R-19 @ 6” stud walls or greater). Real will consider revising this requirement where appropriate.

2.	Provide 5/8” drywall (GWB) ceilings/soffits as described in section 09 5000 ceilings. Provide bracing to structure. Provide access panels as required.

3.	Provide 5/8” water resistant drywall at any “wet walls”.

4.	Drywall finish to be level 4 finish, typ.

5.	Wall Types: All walls to have acoustic sealant at floor and top tracks, typ. Stud size and spacing to be appropriate for wall heights. 25ga is fixed.

a.	Interior Partition (typ., U.O.N. – see below)

6.
2 ½” metal studs, 25 gauge, 24” on center, from slab to underside of suspended ceiling (or structure at open to structure areas). One layer 5/8” gypsum board on each side, taped and sanded smooth. Provide seismic bracing as required. Real will consider revising this requirement where appropriate.

A.
Acoustical Partition: (typical Small Conference rooms, Focus and Phone Rooms, Offices, Mother’s room, Game room, standard testing rooms, labs) 3 5/8” metal studs, 25 gauge, 24” on center, from slab to 6” above grid one side, one side to structure or adjacent drywall ceiling. Two layer 5/8” gypsum board on one side, and one layer on the other, taped and sanded smooth. Provide seismic bracing as required. Provide acoustical insulation full height of partition. No back to back outlets.

B.
Full Height Acoustic Partition:(Conference rooms, Boardroom (except at double stud wall locations), Multi-Purpose Room (except at double stud wall locations), Café Kitchen (except at double stud wall locations), Mercury Lab, DVD Test Room, IT bench labs, GIO built labs, Security room, Private testing room, Copy / Coffee (when adjacent to offices, open offices, conference, focus, or phone rooms)

3-5/8” metal studs, 25 gauge, 24” on center, from slab to underside of structure above. Two layers 5/8” Type X gypsum board on each side, taped and sanded smooth., sealed at joints Provide acoustical insulation full height of partition. No back to back outlets.

C.	1-HR Fire Rated Partition: (MDF, IDF Rooms)

3-5/8” metal studs, 25 gauge, 24” on center, from slab to underside of structure above. Two layer 5/8” Type X gypsum board on each side, taped and sanded smooth, sealed at joints. Provide acoustical insulation full height of partition.

D.	Specialty Acoustical Isolation Partition
Double stud wall similar to C at Audio Production Suite. There will be a floating concrete floor and isolated ceiling. (further detail to be provided by Tenant’s architect and mutually agreed upon). STC 55 minimum.

E: Double stud acoustical wall (Multi-Purpose Room and Café)
Double stud wall with 2 layers 5/8” GWB on each side. STC-55 minimum. The cost of these wall upgrades will be covered by RealNetworks.

09 5000 Ceilings

1.
Assume suspended grid and ACT at enclosed offices, storage and conference rooms, except as noted below. New suspended grid, with new ceiling tiles – Armstrong Ultima, 2x2 with tegular edge. 9/16” fineline ceiling grid. If building standard differs, provide building standard product for review and approval.

2.	At Open To Structure (OTS) areas, no paint is to be provided. Clean existing concrete.

3.	Ceiling type by Location:

Location	Ceiling type
Elevator Lobby	New GWB ceiling (200sf) and OTS
Reception	New GWB ceiling (300sf) and OTS

Open Office	Open to structure with 50% acoustical clouds
Offices	New suspended grid and ACT
Board Room	New GWB ceiling border with ACT cloud over conference room table
Conference Rooms / closed team / phone / focus	New suspended grid and ACT
Open team / multi-purpose rooms	Open to structure with 50% acoustical clouds. 6” axiom trim at edges.
Copy/Mail/Receiving	New suspended grid and ACT
Storage/Files / Utility rooms	New suspended grid and ACT
Café/Break area	Open to structure with 50% acoustical clouds
Testing rooms	New suspended grid and ACT
Server / IDF Room	OTS
Misc Labs	New suspended grid and ACT
IT bench labs / GIO built lab	New suspended grid and ACT
Game Room	Open to structure with 50% acoustical clouds
Mother’s room	New suspended grid and ACT
Security Room	New suspended grid and ACT

09 6000 Flooring

1.	Typical flooring to be carpet tile with attached cushion backing, U.O.N. Concrete at circulation, reception and cafe areas as noted.

2.	Wall base: Base to be 100% rubber 2.5” high straight base, Johnsonite or equal. Allow for six total base colors to match painted walls.

3.	Floor Transitions: Rubber. Float floor at carpet or resilient flooring for flush transitions.

4.	Flooring type by Location: (note: freight, mark-up & installation NOT included in allowances)

Location	Finish	Description:
Elevator lobby	Lightly polished and matte sealed concrete. Wood Base
Reception	Lightly polished and matte sealed concrete. Wood Base

Open Office / Open team	Carpet tile with attached cushion, rubber base at workstations. Concrete at main circulation.	Carpet: ($25/sy installed )
Offices	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
Conf Rooms/ closed team /phone/focus	Carpet tile with attached cushion, rubber base	Carpet: ($30/sy installed )
Copy	Cork flooring, rubber base
Mail / Receiving, Storage, File Rooms	VCT Rubber base
Café/Kitchens/Break	Lightly polished and matte sealed concrete. Wood Base

Multi-purpose room	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
Mother’s Room	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
Testing room	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
IDF Rooms (1) each floor	ESD tile floor, grounded
MDF Room	ESD tile floor, grounded	Install with conductive adhesive and copper grounding strips. Connect copper strips to building ground bar or structural steel
IT Bench lab / GIO Build Lab	ESD tile floor, grounded
Misc Labs	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
Game Room	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )
Security Room	Carpet tile with attached cushion, rubber base	Carpet: ($25/sy installed )

09 9000 Painting & Wallcovering

1.	Paint to be latex, low to no-VOC. Allow for 6 colors - (2) basic light color, (3) accents and (1) dark accent.

2.	Paint finish: eggshell finish typical. (Primer with 2 coats of paint)

3.	Flat finish at ceiling.

4.	Refer to Room Specific Notes for additional information

10 0000 Miscellaneous Specialties

1.	Provide fire extinguishers and semi-recessed cabinets per code

2.	Provide Forgo cork bulletin boards with aluminum trim at Coffee/Copy and breakout rooms. Assume 3’ h. x 5’ wide for pricing

3.	Provide building standard perimeter window coverings

4.	Provide motorized roller shades at largest conference room

5.	Refer to Room Specific Notes for additional information

11 0000 Equipment

1.	All appliances to be GE Profile / Energy Star rated or equal in stainless steel finish.

2.	Refer to Room Specific Notes for additional information

23 0000 Plumbing

1.	Provide sinks in kitchen and coffee/copy and any powder rooms. All swivel faucets to be ADA compliant.

2.	Provide water and waste hook up at dishwashers

3.	Provide cold water line for refrigerators, coffee makers and ice makers.

4.	Provide filtered water at coffee / cafe.

23 0000 Mechanical (incl. Plumbing, and Fire Protection)

1.	To be Bidder Design

2.	Modify, extend, or reconfigure existing basic shell systems to accommodate layout. Systems to be designed to class A office standards at a minimum, U.O.N.

3.	Allow for each large / med conference room to be a separate and dedicated zone.

4.	Provide sound boots on return air grilles at conference rooms, and offices.

5.	Provide carbon filters on exhaust at kitchen / copy areas.

6.	Spiral ductwork at open to structure areas.

7.	Provide zone map.

8.	Separate zones:

a.	Zones per code

b.	Corner offices

c.	Open office areas 1000 SF

d.	Closed offices/rooms of similar use—no more than 4 combined

e.	Executive office

f.	Conference rooms

g.	No cross zoning between open and closed areas

h.	Kitchen/café/games/multi-purpose—separate zones as divided layout

i.	Interior / exterior zones

j.	Design to be sensitized to building solar exposures

k.	Each IDF dedicated 24/7 cooling for 3.5KW per rack with 3 racks per IDF. MDF dedicated 24/7 cooling 3.5KW per rack with 13 racks. Systems on specialty cooling loop system, not main building systems.

9.

26 0000 Electrical (incl. Fire Alarm, Low Voltage)

1.	To be Bidder Design. Maximum of 3 offices or workstations per circuit.

2.	Electrical connections between stations to be by furniture vendor. Whip to wall connection by GC.

3.	Modify, extend, or reconfigure existing basic shell systems to accommodate new lighting and wall layouts. Systems to be designed to class A office standards at a minimum, U.O.N.

4.	Refer to Room Specific Notes for additional information

5.	Provide 10% spare 120v panel and circuit breakers for future use.

6.
CAT6 tel/data wiring test/terminated/certified, 7' x 19" racks and associated patch panels all terminated in MDF or IDF as per floor. 4 cables per "drop" location typical. 1 drop per office, 1 drop per work station, 1 drop at reception desk. Conference rooms to include 1 drop at flush floor monument and 2 drops on opposite walls. All other rooms (of various uses) to have 2 drops on opposite walls. All cabling to be completed by Tenant.

7.
Audio/Visual-- all large conference rooms and Board room each require 10 foot recessed motorized screen with wall switch, 2 inch EMT conduit pathway at floor from center of table to above ceiling, quad receptacle at floor monument, duplex receptacle behind flat panel monitor (monitor by tenant), ceiling mounted projector mount (projector by tenant), duplex receptacle at ceiling, CAT6 cable from center of table to flat panel and to ceiling projector, HDMI cable from center of table to flat panel, VGA cable from center of table to flat panel. All cabling to be completed by Tenant.

8.
100 workstations will require 1 20 amp dedicated circuit each (tenant and landlord to value engineer if possible) and 4 CAT6 cable drops. Tenant will work to value engineer if feasible. All cabling to be completed by Tenant. Locations to be determined.

9.	26 5100 Lighting

1.	Allow for dimming at all fluorescent fixtures.

2.	Provide daylighting and occupancy sensor controls as required by Seattle Energy Code.

3.	Each type of fixture in a single room to have their own switch.

4.	Assume a minimum of .9w/sf

Space	Lighting type
Elevator Lobby	6” dia. LED downlights and directional accent lighting
Reception	6” dia. LED downlights and directional accent lighting behind reception desk and at seating area. Adjustable fluorescent LED accent lighting at artwork walls
Powder Room, Mother’s room	Fluorescent downlights
Open Office	Linear fluorescent pendant direct/ indirect
Offices	2x4 pendant fluorescent direct/ indirect
Sm conference / Focus/ Closed Team/ Phone	Fluorescent pendant with linear fluorescent wall washers at (1) wall
Conference Rooms – Med/Large / Multi-purpose	Linear fluorescent pendant direct / indirect with linear fluorescent wall washers at (1) wall
Open Team	Dimmable pendant direct / indirect, fluorescent downlights , Linear fluorescent wall washers at walls, one (1) accent pendant per team area
Board Room/Executive Office Area	Dimmable pendant direct / indirect, LED downlights at conference table and LED wall washers at perimeter
Copy/Main / Receiving / Storage / Files	2x4 pendant fluorescent direct/ indirect
Storage/Utility rooms	2x4 recessed direct/ indirect
Coffee Bar areas	Linear fluorescent under cabinets, recessed fluorescent down lights. Decorative pendant fixtures.
Café/Lunch area	Pendant fixtures general lighting; fluorescent downlights in GWB soffits; specialty pendants at bar seating; linear fluorescent under cabinet.
Testing Rooms	2x4 pendant fluorescent direct/ indirect. $150 each.
MDF / IDF	Strip Lighting.
IT Bench / GIO build labs	2x4 pendant fluorescent direct/ indirect
Misc labs	2x4 pendant fluorescent direct/ indirect
Game Room	Dimmable pendant direct / indirect, fluorescent downlights , Linear fluorescent wall washers at walls, one (1) accent pendant per team area
Security Room	2x4 recessed direct/ indirect, linear fluorescent under cabinet
Main Corridor	6” dia. Fluorescent LED downlights , Linear Wall Washers, Specialty pendants
.
Exclusions: (to be provided by Tenant as required)

1.	Furniture and workstations

2.	Plants and plant maintenance

3.	Office equipment (printers, copiers) and vending machines, coffee machines, etc.

4.	Interior way-finding and room signage (FOIC)

5.	Exterior Building signage

6.	Data & phone cabling, cameras & card readers.

44.    ROOM SPECIFIC NOTES
No.:    Description:

1
Reception: Provide minimum one (1) quadraplex, two (2) duplex and five (5) voice /data CAT6 cables; cabling by Tenant. Provide $15,000 allowance for custom reception desk. Allow for 64sf of plywood blocking in walls for support of signage / entry features. Signage by Tenant. Allow for wallcovering at one full wall.

2	Elevator Lobby:
Front Doors to be glass pivot doors as noted in section 08 2000. Back doors to be building standard with electric hardware and key card access. Provide allowance $2,000 for pendant fixtures. Provide allowance for 50 lin ft full height of vinyl wallcovering. Allowance for electrostatic repainting the elevator doors and frames.

3
Boardroom: Provide (2) core drills at table. Provide min of four (4) duplex and four(4) voice/data CAT6 cables on (2) walls; cabling by Tenant. Provide 4’ x 16’ backpainted glass whiteboard with pen tray and aluminum trim at one wall. Upgraded acoustical partitions. Provide motorized roller shades at exterior window. Provide 200sf of 1” acoustical fabric wrapped wall panels (allow $35/sy for fabric). P-lam front / solid surface top (4) bay trash/recycle casework with pull out drawer type of operation.

AV Requirements: Provide (1) double width AV credenza (p-lam front, solid surface top) with venting (vie 2 perforated louvers in the doors) and new pull out AV racks. Provide all pathways from credenza to table, projector and new cabling; cabling by Tenant. Provide and install (1) new 10’ motorized recessed projection screen and allow for (1) ceiling-mounted projector (projector furnished by tenant and installed by G.C.).

Bench: Provide 16lf built-in upholstered bench (seat and back) with wood veneer base along window wall of the Board Room. Assume $70/yd. fabric.

4
Focus / Phone rooms: Provide min two (2) duplex and one (1) voice /data on wall. Provide 4x8porcelain whiteboard with aluminum trim and pen tray. Provide acoustical wall panels, 50sf per room (assume $35/sy for fabric).

5
Small Conference Rooms: Provide min two (2) duplex and one (1) voice /data on wall. Provide (1) core drill at table with power / data and 1 ½” pathway to LCD screen location. Allow for three (2) duplex outlets and three (2) data/voice on walls. Allow for blocking in wall for tenant provided LCD screen and bracket. Provide 4’ x 12’ porcelain whiteboard with aluminum trim and pen tray. Provide acoustical wall panels, 75sf per room (assume $35/sy for fabric).

6
Conference Rooms (med/large): Provide (1) core drills at table with power / data (data by tenant) and 1 ½” pathway to LCD screen location. Allow for three (3) duplex outlets and three (3) data/voice on walls. Allow for blocking in wall for tenant provided LCD screen and bracket. Provide 4’ x 16’ porcelain whiteboard with aluminum trim and pen tray. Provide acoustical wall panels, 120 SF per room (assume $35/sy for fabric).

7
Multi-purpose Room: Provide (4) core drills in room. Provide min of four (4) duplex and four(4) voice/data CAT6 drops on wall. Provide 4’ x 16’ backpainted glass whiteboard with pen tray and aluminum trim at one wall. Provide 200sf of 1” acoustical fabric wrapped wall panels (allow $35/sy for fabric). P-lam front / solid surface top (4) bay trash/recycle casework with pull out drawer type of operation. Provide (1) double width AV credenza (p-lam front, solid surface top). Provide all pathways from credenza to table, projector and new cabling; cabling by Tenant. Provide and install (1) new motorized recessed projection screen and allow for (1) ceiling-mounted projector (projector furnished by tenant and installed by G.C.).

8
Misc Labs/Testing Rooms: Provide (2) core drills in room for power/data/AV. Allow for six (6) quad outlets and (6) data/voice locations on walls (3 dedicated circuits). Allow for blocking in wall for tenant provided LCD screen and bracket. Provide 4’ x 10’ porcelain whiteboard with aluminum trim and pen tray. Provide window film at Private Testing Lab. Provide mini-blinds at interior relites at other labs.

9
IT Bench Lab / GIO Build Lab: Provide (2) core drills in room for power/data/AV. Allow for (6) quad outlets (dedicated circuits) and (6) data/voice locations on walls. Allow for blocking in wall for tenant provided LCD screen and bracket. Provide 4’ x 10’ porcelain whiteboard with aluminum trim and pen tray. Provide mini-blinds at interior relites.

10
Audio Production Suite: Provide (2) core drills in room for power/data/AV. Allow for (4) quad outlets (dedicated circuits) and (4) data/voice locations on walls. Allow for blocking in wall for tenant provided LCD screen and bracket. Allow for specialty acoustical wall and ceiling treatments ($35/sf) and an acoustical rating of NC-15 inside the room. Separate HVAC zone with acoustically appropriate air delivery and return design.

11
Coffee / Break: Plastic laminate closed base cabinet & closed upper cabinet with U/C lighting. Provide sink, trash and recycling drawers and, plumbing designed to facilitate attachment of coffee and hot water system. Solid surface countertop and tile backsplash. Provide water filter at sink. Allow for 50lf of full height vinyl wallcovering. Provide allowance for(6) pendant fixtures. Allow for (3) dedicated 20a duplex outlets, (1) GFI duplex outlet and (1) duplex outlet on a timer, (2) standard duplex outlets and two voice/data . Allow for blocking in wall for Tenant provided equipment. Provide one (1) new ADA sink/faucet and (2) waterlines with shut off valve at (2) refrigerators, (2) microwaves, and (1) dishwasher. Water line to filtered hot/cold water dispenser. Provide deck hung water heater with drip pan. Assume coffeemaker, water dispenser to be furnished by Tenant. Installation and connections by GC.

12
Copy: 10lf Plastic laminate closed base cabinet & closed upper cabinet with U/C lighting. Provide trash and recycling drawers. Allow for (2) dedicated 20a duplex outlets, four (4) standard quadraplex outlets and (6) voice data CAT6 drops; cabling by Tenant.

13
Mail/Receiving: 20lf Plastic laminate closed base cabinet & closed upper cabinet with U/C lighting. Allow for (2) dedicated 20a duplex outlets which will be shared w/ standard receptacles, (4) standard quadraplex outlets and six (6) voice data CAT6 drops.

14
Kitchen Area/ Café: Plastic laminate closed base cabinet & closed upper cabinet with U/C lighting. Solid surface countertop and tile backsplash and freestanding bar height island. Allow for 60lf of full height vinyl wallcovering. Provide (2) new ADA sinks with disposals, and four (4) waterlines with shut-off valves. (2) full size refrigerators, (4) microwaves, (1) icemaker and (2) ADA dishwashers. Provide pull out drawer trash and recycling base cabinets. Provide power/comm. for flat screen display by Tenant. Provide (10) dedicated 20a duplex outlets (equipment feeds will be dedicated, Tenant will value engineer if feasible), (2) GFI duplex outlets, (2) duplex outlets on timers, (6) standard duplex outlets and (4) voice/data CAT6 drops; cabling by Tenant. Allow for 32 sf of plywood wall blocking for Tenant provided equipment. Water line to filtered hot/cold water dispenser. Provide deck hung water heater with drip pan. Assume coffeemaker, water dispenser to be furnished by Tenant. Installation and connections by GC. Allow power for 4 vending machines and 2 cold cases.

15	Storage / file room: file storage, no casework. Provide min of two (2) duplex and one (1) voice/data CAT6 drop; cabling by Tenant.

16
Offices: Provide coat hook at door. One wall with accent paint. Provide 4 x 8 standard white board. Provide a min of (1) quad outlet and (1) duplex and (2) data/voice CAT6 drops; cabling by Tenant. Electric switchable privacy glass system at sidelite for one office (CEO).

17
IDF Room: Assume (1) per floor (except at floor with MDF) Allow for mechanical attachment of Tenant’s server racks. Assume (3) racks by tenant. Allow for one full wall FR plywood panel mounted to the wall for tenant’s phone system. Allow for 15 lf of suspended cable tray. Furnish and installed by contractor. Allow for (2) 6” PVC conduit sleeves for tenant’s low voltage cabling. Allow for (3) dedicated 20 amp duplex outlets, (3) 30 amp twist locks, and (3) voice/data CAT6 drops; cabling by Tenant. Allow for dedicated 24/7 cooling.

18
MDF Room: Assume (1) (location TBD) Allow for mechanical attachment of Tenant’s server racks. Assume (12) racks by tenant. Allow for two full walls FR plywood panels mounted to the wall for tenant’s phone system. Allow for 30 lf of suspended cable tray. Furnish and installed by contractor. Allow for (4) 6” PVC conduit sleeves for tenant’s low voltage cabling and two (2) floor core sleeves for connection to tenant IDF rooms. Allow for (12) 30 amp twist lock outlets, (4) dedicated 20 amp duplex outlets, (3) standard duplex outlets and two (2) voice/data CAT6 drops; cabling by Tenant. Allow for dedicated 24/7 cooling.

19
Open Office/ Workstations: By others. Power whips between furniture panels by furniture vendor. Provide power at wall (where one is adjacent to workstations panel) or flush floor poke-through, one location per 4 stations max. Poke-throughs to be designated to be as efficient as possible. A cubicle section of 8 will receive one poke-through w/ multiple circuits. Allow for (15) 4 x 8 standard whiteboards. Wall to whip connection by GC.

20	Powder Room: Match existing building restrooms.

21	Mother’s Room: Allow for three (3) duplex outlets and one (1) data/voice outlet. One lavatory and vanity. One under counter fridge.

22
Open Team: Provide plastic laminate bar height island (where shown on the plan), Allow for new 3’ x full height x ½” thick laminated tempered glass panels with white diffused laminate. Glass panels set in surface mounted floor and head aluminum channels. Plan on three (3) panels per teaming area. Allow for three (3) standard duplex outlets and two (2) voice /data. Allow for blocking in the wall for support of Tenant provided equipment. . Provide one (1) core drill per teaming area; use wall chase where practical to do so.

23
Game Room: Provide power/comm/AV/ data for owner provided screen and gaming console. Allow for four (2) data, three (3) duplex outlets. One wall to be painted with accent paint. Provide (1) core drill at table with power / data (data by tenant) and 1 ½” pathway to LCD screen location. Allow for blocking in wall for tenant provided LCD screen and bracket.

24	Security Room: Provide coat hook at door. Provide a min of four (4) dedicated duplex and four (4) data/voice.

End of Pricing Specifications

EXHIBIT C
LETTER OF CREDIT
See Attached

EXHIBIT D
RULES AND REGULATIONS

1. Landlord may from time to time adopt appropriate system(s) and procedures for the security and safety of the Building, any person occupying, using, or entering the Building, Project, or any equipment, finishing, or contents of the Building, and tenant will comply with Landlord’s reasonable requirements relative to such systems and procedures.
2.    The plaza, sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building or Project will not be obstructed by any tenants or used by any of them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord will in all cases retain the right to control and prevent access to such halls, passages, exits, entrances, elevators, and stairways of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interests of the Building and its tenants, provided that nothing contained in these rules and regulations will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee, independent contractor or invitee of any tenant will go upon the roof of the Building except for the express purpose of repairing Tenant’s three (3) satellite dishes permitted on the roof of the Building. Except as expressly permitted in the Lease, no tenant will be permitted to place or install any object (including without limitation radio and television antennas, loudspeakers, sound amplifiers, microwave dishes, solar devices or similar devices) on the exterior of the Building or on the roof of the Building.
3.    No sign, placard, picture, name, advertisement, or written notice visible from the exterior of tenant’s premises will be inscribed, painted, affixed, or otherwise displayed by tenant on any part of the Building or the Premises without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Building on the office floors. Tenant agrees to conform to such guidelines. All approved signs or lettering on doors will be printed, painted, affixed, or inscribed at the expense of Tenant by a person approved by Landlord. Other than draperies expressly permitted by Landlord and Building standard mini-blinds, material visible from the outside the Building will not be permitted. In the event of the violation of this rule by tenant, Landlord may remove the violating items without any liability, and may charge the expense incurred by such removal to the tenant or tenants violating this rule.
4.    No cooking will be done or permitted by any tenant on the premises, except in areas of the premises which are specially constructed for cooking and except that the use by the tenant of microwave ovens and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate, and similar beverages will be permitted, provided that such use is in accordance with all applicable federal, state, and city laws, codes, ordinances, rules, and regulations.
5.    No tenant will employ any person or persons other than the cleaning service of Landlord for the purpose of cleaning the premises, unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord, no person or persons other than those approved by Landlord will be permitted to enter the Building for the purpose of cleaning it. No tenant will cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness. Should tenant’s actions result in any increased expense for any required cleaning, Landlord reserves the right to assess Tenant for such expenses.

6.    The toilet rooms, toilets, urinals, wash bowls and other plumbing fixtures will not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other foreign substances will be thrown in such plumbing fixtures. All damages resulting from any misuse of the fixtures will be borne by Tenant who, or whose employees, independent contractors, agents, visitors, or licensees, caused the same.
7.    No tenant will in any way deface any part of the premises or the Building of which they form a part. In those portions of the premises where carpet has been provided directly or indirectly by Landlord, Tenant will at its own expense install and maintain pads to protect the carpet under all furniture having caster other than carpet casters.
8.    No tenant will alter, change, replace, or rekey any lock or install a new lock on any door of the Premises. Landlord, its agents, or employees will retain a pass (master) key to all door locks on the Premises. Any new door locks required by Tenant or any change in keying of existing locks will be installed or changed by Landlord following tenant’s written request to Landlord and will be at tenant’s expense. All new locks and rekeyed locks will remain operable by Landlord’s pass (master) key. Landlord will furnish each tenant, free of charge, with five (5) keys to each door lock on the premises and five (5) Building/access cards. Landlord will have the right to collect a reasonable charge for additional keys and cards requested by any tenant. Each tenant, upon termination of its tenancy, will deliver to Landlord all keys and access cards for the premises and Building that have been furnished to such tenant.
9.    The elevator designated for freight by Landlord will be available for use by all tenants in the Building during the hours and pursuant to such procedures as Landlord may determine from time to time. The moving company must be a locally recognized professional mover whose primary business is the performing of relocation services, and must be bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient, in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Project, including but not limited to floor coverings, doors, walls, elevators, stairs, foliage, and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations will be conducted at such times and in such a manner as Landlord will direct, and all moving will take place during non-business hours unless Landlord agrees in writing otherwise. Tenant will be responsible for the provision of Building security during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Landlord will have the right to prescribe the weight, size, and position of all equipment, materials, furniture, or other property brought into the Building. Heavy objects will, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property will be repaired at the expense of tenant. Landlord reserves the right to inspect all such property to be brought into the Building and to exclude from the Building all such property which violates any of these rules and regulations or the lease of which these rules and regulations are a part. Supplies, goods, materials, packages, furniture, and all other items of every kind delivered to or taken from the premises will be delivered or removed through the entrance and route designated by Landlord, and Landlord will not be responsible for the loss or damage of any such property unless such loss or damage results from the negligence of Landlord, its agents, or employees.

10.    No tenant will use or keep in the premises or the Building any kerosene, gasoline, or inflammable or combustible or explosive fluid or material or chemical substance other than limited quantities of such materials or substances reasonably necessary for the operation or maintenance of office equipment or limited quantities of cleaning fluids and solvents required in tenant’s normal operations in the premises. Without Landlord’s prior written approval, no tenant will use any method of heating or air conditioning other than that supplied by Landlord. No tenant will use or keep or permit to be used or kept any foul or noxious gas or substance in the premises.
11.    Landlord will have the right, exercisable upon written notice and without liability to any tenant, to change the name and street address of the Building.
12.    Landlord will have the right to prohibit any advertising by tenant mentioning the Building that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, tenant will refrain from or discontinue such advertising.
13.    Tenant will not bring any animals (except Service Dogs) into the Building, and will not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.
14.    All persons entering or leaving the Building between the hours of 6 p.m. and 7 a.m. Monday through Friday, and at all hours on Saturdays, Sundays, and holidays will comply with such off-hour regulations as Landlord may establish and modify from time to time. Landlord reserves the right to limit reasonably or restrict access to the Building during such time periods.
15.    Each tenant will store all its trash and garbage within its premises. No material will be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord designates. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each tenant and such items may not be disposed of in the Building trash receptacles nor will they be removed by the Building’s janitorial service, except at Landlord’s sole option and at the tenant’s expense. No furniture, appliance, equipment, or flammable products of any type may be disposed of in the Building trash receptacles. See also Article 33 of the Lease for further requirements regarding disposal of trash and garbage.
16.    Canvassing, peddling, soliciting, and distributing handbills or any other written materials in the Building is prohibited. Each tenant will cooperate to prevent the same.
17.    The requirements of the tenants will be attended to only upon application by written, personal, or telephone notice at the office of the property manager of Landlord. Property manager may not do anything outside of their regular duties unless under special instructions from Landlord.
18.    Landlord shall provide Building standard elevator lobby signage at its sole cost, however any exterior or façade signage will require approval from Landlord and will be installed at tenant’s sole expense and in compliance with all applicable laws, covenants, codes and restrictions.
19.    Tenant will see that the doors of the Premises are closed and locked and that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the

Premises, so as to prevent waste or damage, and for any default or carelessness. In this regard Tenant will pay for all repairs and compensate for all injuries sustained by other tenants or occupants of the Building or Landlord. On multiple-tenancy floors, all tenants will keep the doors to the Building corridors closed at all times except for ingress and egress.
20.    Tenant will not conduct itself in any manner that is inconsistent with the character of the Building as a Class A quality Building or that will impair the comfort and convenience of the tenants in the Building.
21.    Neither Landlord nor any operator of the parking areas within the Project, as the same are designated and modified by Landlord, in its sole discretion, from time to time (the “parking areas”) will be liable for loss of or damage to any vehicle or any contents of such vehicle or accessories to any such vehicle, or any property left in any of the parking areas, resulting from fire, theft, vandalism, accident, conduct of other users of the parking areas and other persons, or any other casualty or cause. Further, Tenant understands and agrees that: (a) Landlord will not be obligated to provide any traffic control, security protection or operator for the parking areas; (b) Tenant uses the parking areas at its own risk; and (c) Landlord will not be liable for personal injury or death, or theft, loss of, or damage to property. Tenant waives and releases Landlord from any and all liability arising out of the use of the parking areas by tenant, its employees, agents, invitees, and visitors, whether brought by any of such persons or any other person.
22.    Tenant (including tenant’s employees, agents, invitees, and visitors) will use the parking spaces solely for the purpose of parking passenger cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by tenant, its agents, or employees, for occasional overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used (a) for any purpose other than parking as provided above; (b) in any way or manner reasonably objectionable to Landlord; or (c) by tenant after default by tenant under the lease, Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the lease.
23.    Tenant’s right to use the parking areas will be in common with other tenants of the Project and with other parties permitted by Landlord to use the parking areas. Landlord reserves the right to assign and reassign, from time to time, particular parking spaces for use by persons selected by Landlord, provided that tenant’s rights under the lease are preserved. Landlord will not be liable to Tenant for any unavailability of Tenant’s designated spaces, if any, nor will any unavailability entitle Tenant to any refund, deduction, or allowance. Tenant will not park in any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation).
24.    If the parking areas are damaged or destroyed, or if the use of the parking areas is limited or prohibited by any governmental authority, or the use or operation of the parking areas is limited or prevented by strikes or other labor difficulties or other causes beyond Landlord’s control, Tenant’s inability to use the parking spaces will not subject Landlord or any operator of the parking areas to any liability to Tenant and will not relieve Tenant of any of its obligations under the lease and lease will remain in full force and effect.

25.    Tenant has no right to assign or sublicense any of its rights in the parking spaces, except as part of a permitted assignment or sublease of the lease; however, Tenant may allocate the parking spaces among its employees or independent contractors.
26.    No act or thing done or omitted to be done by Landlord or Landlord’s agent during the term of the lease in connection with the enforcement of these rules and regulations will constitute an eviction by Landlord of any tenant nor will it be deemed an acceptance of surrender of the premises by any tenant, and no agreement to accept such termination or surrender will be valid unless in a writing signed by Landlord. The delivery of keys to any employee or agent of Landlord will not operate as a termination of the lease or a surrender of the premises unless such delivery of keys is done in connection with a written instrument executed by Landlord approving the termination or surrender.
27.    In these rules and regulations, tenant includes the employees, agents, invitees, and licensees of tenant and others permitted by Tenant to use or occupy the premises.
28.    Landlord may waive any one or more of these rules and regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such rules and regulations in favor of any other tenant or tenants, nor prevent Landlord from enforcing any such rules and regulations against any or all of the tenants of the Building after such waiver.
29.    These rules and regulations are in addition to, and will not be construed to modify or amend, in whole or in part, the terms, covenants, agreements, and conditions of the lease.
30.    Tenant shall keep Landlord advised of the current telephone numbers of tenants’ employees who may be contacted in an emergency; i.e. fire, break-in, vandalism, etc.
31.    Tenant will not smoke or permit its employee or invitees to smoke in the Project.

EXHIBIT E
LANDLORD IMPROVEMENTS
See attached

EXHIBIT F
EMPLOYER AFFIDAVIT

State of Washington
County of King

My full name is _______________________________. I am over the age of 18 and competent to declare the following:

I am the ________________ (officer title) of ___________________________________(company).
_____________________________________(company name) moved into the premises located at __________________________________ on _________ date and we occupy ______ square feet of space. Our principle business is ____________________________________________________.

As of ______________ date _____________________________ (company) employs ___ full time employees each of whom work 35 or more hours per week; ___ employees who specifically share ___ jobs; and part time employees who in the aggregate work ________ hours per week.

I understand that this information is provided to the Department of Homeland Security to support several permanent residence visa petitions and that the Department of Homeland Security will rely on this information in making its determination of eligibility.

I declare under penalty of perjury that the foregoing is true and correct.

Executed on ______________[date]

_____________________________ [signature]

EXHIBIT G

EXHIBIT H

EXTERIOR SIGNAGE

See attached